UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

METROSPACES, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1531
(Primary Standard Industrial Classification Code Number)

90-0817201
(I.R.S. Employer Identification Number)

888 Brickell Key Dr., Unit 1102
Miami, FL 33131
Phone: (305) 600-0407
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Oscar Brito, President
888 Brickell Key Drive, Unit 1102
Miami, FL 33131
Phone: (305) 600-0407
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Barry J. Miller, Esq.
38275 Remington Park
Farmington Hills, MI 48331
Phone: (248) 232-8039
Fax: (248) 928-1129

As soon as practicable after this Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-186559) (the “Registration Statement”) of the Registrant is being filed to update the Registration Statement by incorporating into the Registration Statement the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2013.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

METROSPACES, INC.
335,200,000 Shares of Common Stock

This Prospectus relates to the resale of up to 335,200,000 shares of the common stock, par value $0.000001 per share, of Metrospaces, Inc., a Delaware corporation (“Common Stock”), by the selling stockholders.

The price to the public at which the selling stockholders will offer their shares will be the prevailing market price for the shares; the selling stockholders may also sell their shares in negotiated transactions. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. The selling stockholders will pay any underwriting discounts and commissions. The Company will not receive any proceeds from sales of Common Stock by the selling stockholders and the Company will bear all costs associated with the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”), other than any selling stockholder’s legal or accounting costs or commissions.

As of the date of this Prospectus, the Common Stock became quoted on and will be traded over the market maintained by OTC Markets Inc. known as “OTCQB” (“OTCQB”); the Common Stock trades under the symbol “MSPC.” Prior to the date of this Prospectus, the Common Stock was quoted on and was traded over the market known as “OTC Pink” (“OTC Pink”). As described below, there have been minimal recent public quotations of the Common Stock. There has never been an active public market for the Common Stock, and the shares are being offered in anticipation of the development of a secondary trading market. For information as to bid and trading prices for the Common Stock since January 1, 2011, see “Market Price, Dividends and Related Stockholder Matters” on page 38.

The Company is an “emerging growth company,” as that term is defined in section 2(a)(19) of the Securities Act.

INVESTING IN THE COMPANY’S SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN THIS PROSPECTUS BEGINNING ON PAGE 5 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information that is different from that contained in this Prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of the Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any distribution of securities in accordance with this Prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus.

The date of this Prospectus is May __, 2013.

Table of Contents

Prospectus Summary	1
Where You Can Find Additional Information	5
The Offering	5
Risk Factors	5
Forward-Looking Statements	20
Use of Proceeds	20
Selling Stockholders	20
Plan of Distribution	21
Description of Securities	23
Description of Business	25
Description of Property	31
Legal Proceedings	31
Management’s Discussion and Analysis of Financial Condition and Results of Operations	32
Market Price, Dividends and Related Stockholder Matters	36
Directors, Executive Officers, Promoters and Control Persons	37
Executive Compensation	40
Security Ownership of Certain Beneficial Owners and Management	41
Certain Provisions of Law and the Company's Organizational Instruments	42
Legal Matters	45
Experts	45
Interests of Named Experts and Counsel	45
Transfer Agent	45
Information Incorporated by Reference	45
Consolidated Financial Statements	46

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before you decide whether to invest in the Common Stock. If you invest in the Common Stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”

References to “Metrospaces,” “our,” “we,” “us,” or “the Company” “our Company,” refer to Metrospaces, Inc. and its subsidiaries, unless the context requires otherwise. “Urban Spaces” refers to Urban Spaces, Inc., a Nevada corporation and our wholly owned subsidiary.

Overview

We acquire land and design, build, develop and resell condominiums on it, principally in urban areas in Latin America, alone or together with investors; we are also acquiring condominiums that are under construction for resale, but do not intend to conduct business in this manner after these condominiums have been sold. We sell condominiums at different prices, depending principally on their location, size and level of options and amenities to customers who are able to make substantial payments upon signing purchase agreements and at agreed time as construction progresses. Our current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela. One of these projects is nearing completion (see “Chacabuco Project” on page 26) and two are in the planning stage (see “Las Narnajas 320 Project” on page 26 and “Las Naranjas 450 Project” on page 28. We are considering projects in Peru and Colombia, but have taken no measures to implement them. We will market directly with our own sales force by personal contact, through real estate brokers and agents and internet websites. We will also manage these condominiums for customers who wish to lease them on a long- or short-term basis. For more detailed information about our business and operations, see “Description of Business” on page 25. The Company’s operating subsidiary, Urban Spaces, which the Company acquired on August 13, 2012, commenced operations on April 3, 2012. The Company is a development-stage company.

The address of the Company is 888 Brickell Key Drive, Unit 1102, Miami, FL 33131 and its telephone number is (305) 600-0407.

Our consolidated financial statements include only the period commencing with the inception of our operating subsidiary, Urban Spaces, on April 3, 2012, includes the financial statements of Urban Spaces and its subsidiaries and do not include any historical financial data of the Company, which was incorporated on December 10, 2007, and which never conducted any business. Accordingly, these financial statements are those of Urban Spaces, which was the accounting acquirer in the merger which is discussed under the caption “Prospectus Summary - Our History – The Merger” on page 3.

Potential investors in the Common Stock should consider the following matters, in addition to the Risk Factors commencing on page 5.

Our Ability to Continue as a Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern. Further, we incurred a net loss of $73,277 from the inception of Urban Spaces on April 3, 2012, through the end of our fiscal year on December 31, 2012. Our accumulated deficit at that date was $373,277. We expect to continue to incur losses at least for the next two fiscal years. For further information about our condition, financial and otherwise, see “Risk Factors,” commencing on page 5, and in particular, those appearing under the caption “Risk Factors – Risk Factors Related to Our Financial Condition” on page 5 as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 32. As used herein, the term “Inception” means April 3, 2012, which is the date on which Urban Spaces was incorporated and our present business commenced, as well as the date of the commencement of our fiscal year ended December 31, 2012. The Company, however, was incorporated on December 10, 2007. See “Prospectus Summary — Our History — Prior to the Merger” on page 2.

Pledge of the Shares of the Company’s Operating Subsidiary

The Company has pledged the shares of its operating subsidiary, Urban Spaces, for the payment of a promissory note in the principal amount of $260,000, which is due in full on August 13, 2013. The Company is presently unable to repay this promissory note and, unless it is able to develop sufficient revenues and/or obtain sufficient financing, it will be unable to repay the promissory note when due. In that event, the lender could foreclose on and sell the shares of Urban Spaces, through which we conduct all of our operations, in order to satisfy, as a whole or in part, the indebtedness outstanding under the promissory note, with the result that the Company would be left with no operations and the stockholders would lose all, or substantially all, of their investment. For further information on the promissory note, the circumstances under which it was issued and the pledge, see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Transaction” on page 38.

Pledge of Membership Interests in Urban Properties LLC

As discussed more fully in “Business – Projects – Argentina – The Chacabuco Project” on page 26 and “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – GBS” on page 39, Urban Properties LLC, a Delaware limited liability company (“UPLLC”) was assigned the right to receive 9 condominium units from GBS Partners, Inc. (“GBS”) in exchange for the agreement of UPLLC to pay $750,000 to GBS. We hold 99.9% of the membership interests in Urban Properties LLC through Urban Spaces. Urban Spaces pledged these membership interests to GBS as security for the payment of this indebtedness. If we were unable to repay these amounts, GBS could foreclose on these membership interests, as a result of which, we would lose our entire interest in UPLLC and in such assets as it then held, including any of the condominium units that were then unsold and any cash and other assets that UPLLC then held. The loss as a result of such foreclosure could be substantial. As more fully discussed under the caption “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – GBS” on page 39, the Company’s president and sole director, who is also the president and sole director of its subsidiary, Urban Spaces, and the managing member of its subsidiary, UPLLC, is the holder of one-third of the shares of GBS and will therefore share in any profits arising from its assignment to UPLLC of the right to receive these units.

Our History

Prior to the Merger

The Company was incorporated in Delaware on December 10, 2007, under the corporate name “Strata Capital Corporation” for the purpose of acquiring Cyberoad.com Corporation, a Florida corporation (“Cyberoad”).

Cyberoad was formed as a Florida corporation in 1988, under the name Sunshine Equities Corp. In 1998, it changed its corporate name to LAL Ventures Corp and again, in 1999, it changed its corporate name to Cyberoad.com Corporation. In 1999, Cyberoad was an internet technology and software development company that developed, marketed and licensed complete computer software systems along with related technical and marketing support to operators of internet sportsbook and casino websites.

In 2006, Cyberoad was placed into receivership by the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, pursuant to Florida Statutes, Chapter 607. In June 2007, the Court appointed a receiver in these proceedings. The receiver elected Mark Renschler as Cyberoad’s sole officer and director. In October 2007, the receivership was terminated.

On December 18, 2007, the Company acquired Cyberoad, which had no material assets, through conversion under Delaware law. Conversion is a procedure available under the corporate laws of the States of Delaware and Florida whereby a corporation may change its corporate domicile. No consideration was paid in connection with this conversion. On January 22, 2008, the Company amended its Certificate of Incorporation to increase its authorized capital stock to 5,000,000,000 shares of common stock, par value $0.000001 per share, and 10,000,000 shares preferred stock, par value $0.000001 per share, issuable in series, all of which was designated as Series A Preferred Stock.

On January 18, 2010, by consent of the stockholders of the Company without a meeting, Richard Astrom was appointed as its sole director, President and CEO. On February 18, 2010, by consent of the stockholders without a meeting, Mark Astrom, the son of Richard S. Astrom, was appointed to the Company’s Board of Directors. Contemporaneously, the Company issued 500,000,000 shares of Common Stock and all 10,000,000 of its authorized shares of Series A Preferred Stock to Charette Corporation (“Charette”), the President and sole stockholder of which was and remains Mark Astrom. All of these shares were issued as “founders shares,” at par value of $0.000001 per share, at a time when the Company had no material assets. By virtue of the two stock reverse to splits discussed below, the 500,000,000 of Common Stock were reduced to 33,334 shares of Common Stock. These shares of Common Stock and the 10,000,000 shares of Series A Preferred Stock were transferred by Mark Astrom to Richard S.Astrom for nominal consideration and delivered to the Company for cancellation in connection with the Merger. See “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Transaction” on page 38.

On February 10, 2010, the Company entered into an Asset Purchase Agreement with Lyfetec, Inc., a Florida corporation (“Lyfetec”), which was amended on April 6, 2010, under which the Company agreed (i) to acquire the business and all of the assets of Lyfetec for consideration to be paid in shares of the Common Stock and (ii) to redeem, subject to the effectiveness of a registration statement that was filed under the Securities Act of 1933, all of the 10,000,000 shares of Series A Preferred Stock and 475,000,000 shares of Common Stock owned by Charette in exchange for payment to Charette of (a) $550,000, (b) any funds owed to Charette at the time of such redemption and (c) $60,640 for repayment of certain expenses advanced on behalf of or for the benefit of Lyfetec (the “Redemption”).

Also, on April 6, 2010, the Company entered into a Stock Purchase Agreement with Steven Cohen, the president of Lyfetec, pursuant to which the Company agreed to sell to him 1 million shares of Series A Preferred Stock in exchange for $55,000, payable at the rate of $1,000 per month for 55 months pursuant to a promissory note, contingent on the closing of the Redemption.

On April 1, 2010, the Company implemented a 1-for-15 reverse split of the Common Stock and, on June 16, 2010, the Company implemented a 1-for-1,000 reverse split of the Common Stock. The effects of these two reverse splits (and the rounding provisions in connection therewith) was to reduce the number of shares of outstanding Common Stock to 66,483.

In June 2010, the Company terminated the Asset Purchase Agreement with Lyfetec and the Stock Purchase Agreement with Mr. Cohen. On February 16, 2011, the Company withdrew the above mentioned registration statement.

Immediately prior to the merger described below and since its inception on December 10, 2007, the Company was, and from and after at least the time in 2006 when Cyberoad was placed into receivership, it was, a shell company, with nominal assets and no operations.

Also, immediately prior to that merger and the private placement described below, 33,334 shares of Common Stock were surrendered and canceled in satisfaction of a condition precedent set forth in a Plan and Agreement of Merger, dated August 10, 2012, by and among the Company, Strata Acquisition, Inc., a Nevada corporation (“Acquisition”), and Urban Spaces (the “Merger Agreement”), relating to the merger described below under the caption “The Merger,” reducing the number of shares of Common Stock outstanding to 33,149.

The Merger

On August 13, 2012, the closing under the Merger Agreement took place and on October 5, 2012, Urban Spaces and Acquisition filed articles of merger with the Secretary of State of the State of Nevada, pursuant to which Acquisition was merged with and into Urban Spaces, with Urban Spaces being the surviving corporation. As a result of the Merger, the Company is no longer a shell company. In connection with the Merger, the Company issued 2,000,000,000 shares of Common Stock to Oscar Brito, the sole holder of the common stock of Urban Spaces, who thereby became the Company’s controlling stockholder. Upon the closing of the Merger, Richard Astrom resigned as the Company’s sole director and president and Oscar Brito became the Company’s sole director and president.

Also in connection with the Merger:

•

On August 13, 2012, the Company completed a private placement with 9 investors (the “Private Placement”) of 335,200,000 shares of Common Stock for proceeds of $36,396 in cash and payment for services valued at $3,604 under Securities Purchase Agreements. The price paid by each investor was 0.0001193317 per share. The Company also entered into Registration Rights Agreements with these investors, under which the Company was obligated to file the registration statement under the Securities Act of which this Prospectus forms a part covering the shares issued in the Private Placement (the “Registration Statement”) and to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible.

•

Richard S. Astrom, the Company’s president and sole director, entered into an Exchange Agreement with the Company, under which 10,000,000 shares of the Company’s Series A Preferred Stock owned by him and $170,146 of the Company’s indebtedness to him were exchanged for the proceeds of the Private Placement and a secured promissory note of the Company payable to him in the principal amount of $260,000 and bearing interest at the rate of 0.24% per annum. The promissory note is due August 13, 2013, is subject to acceleration in the event of certain events of default, contains certain restrictive covenants and is secured by a pledge of all of the shares of common stock of Urban Spaces. For further information respecting this pledge, see “Prospectus Summary – Overview – Pledge of the Shares of the Company’s Operating Subsidiary" on page 6, and “Directors, Executive Officers and Control Persons – Related Parties –Exchange Transaction” on page 42.

•

On October 31, 2012, the Company filed a certificate of amendment to its certificate of incorporation with the Secretary of State of the State of Delaware changing the Company’s corporate name from “Strata Capital Corporation.” to “Metrospaces, Inc.”

As a result of the Merger, we acquire and develop land in urban areas, principally in South American markets, primarily for the construction of condominiums on such land and sell them at different prices and with varying levels of options and amenities to customers who are able to make substantial payments upon signing purchase agreements and at agreed times as construction progresses. We will market directly with our own commissioned sales force, by personal contact by our officers, which will not involve additional compensation to them, through real estate brokers and agents and internet websites and manage these condominiums for customers who wish to lease them on a long- or short-term basis. For more detailed information as to our business and our plans to develop it, see “Description of Business,” which begins on page 25.

The Company’s corporate structure is as follows:

Metrospaces, Inc. (a Delaware corporation)

Urban Spaces, Inc.[1] (a Nevada corporation) (100% owned)

Urban Properties, LLC[2] (a Delaware limited liability company) (99.9% owned)

1.

All of the shares of Urban Spaces, Inc. have been pledged to secure indebtedness of Metrospaces, Inc. For further information respecting this indebtedness and this pledge, see “Prospectus Summary – Overview – Pledge of the Shares of the Company’s Operating Subsidiary” on page 2 and “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Transaction” on page 38.

2.

All of the interests of Urban Properties, LLC owned by Urban Spaces, Inc. have been pledged to secure its indebtedness. For further information respecting this indebtedness and this pledge, see “Prospectus Summary – Overview – Pledge of Membership Interests in Urban Properties LLC. on page 6 and “Business – Projects – Argentina – The Chacabuco Project” on page 26 and “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – GBS” on page 39.

The Common Stock is quoted on and will be traded over OTCQB under the symbol “MSPC.”

The information contained in this Prospectus, together with the additional information contained in the registration statement of which this Prospectus forms a part, is intended to be “Form 10 Information,” as that term is defined in Rule 144 under the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed a registration statement on Form S-1 under the Securities Act relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the prospectus of the Company filed as part of that registration statement and it does not contain all information included therein, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

After the effective date of this Prospectus, the Company will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. The Company’s SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

THE OFFERING

Shares of Common Stock offered by selling stockholders:	This Prospectus relates to the sale by the selling stockholders of up to 335,200,000 shares of Common Stock issued in the Private Placement to 9 investors.
Offering Price	Market prices; or in private transactions at negotiated prices.
Common stock outstanding before the offering:	2,335,233,149 shares
Common stock to be outstanding after the offering:	2,335,233,149 shares
Use of proceeds:	The Company will not receive any proceeds from sales of shares of Common Stock by the selling stockholders.
Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 5 and all other information set forth in this Prospectus before investing in the Common Stock.

Trading Symbol:	MSPC

RISK FACTORS

An investment in the Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision. If any of the events associated with the risk factors described below actually occurs, our business, financial condition or results of operations could suffer or we could be unable to continue to operate. In that case, the trading price of the Common Stock could decline, and you could lose all or a part of your investment. You should read the section entitled “Forward-Looking Statements” on page 20 for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this Prospectus.

RISK FACTORS

Risk Factors Related to Our Financial Condition

Interests in two of our subsidiaries which hold substantially all of our assets have been pledged to secure certain indebtedness and the Company may be unable to repay it.

All of the outstanding shares of the Company’s wholly owned subsidiary, Urban Spaces, through which the Company operates, have been pledged to secure its obligations under a promissory note in the principal amount of $260,000, all of which is unpaid. For further information about this promissory note, the circumstances under which it was issued, its holder and the pledge, see “Directors, Executive Officers and Control Persons – Related Party Transactions – Exchange Agreement” on page 38. If the Company is unable to pay this promissory note when it is due on August 13, 2013, or arrange for an extension of its maturity date, the holder of the note will be able to foreclose on these shares.

In addition, as discussed more fully under the captions “Prospectus Summary – Overview – Pledge of Membership Interests in Urban Properties, LLC” on page 2 “Business – Projects – Argentina – The Chacabuco Project” on page 28 and “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – GBS” on page 39, Urban Spaces has pledged its membership interests in UPLLC (99.9% of UPLLC’s total membership interests) to secure indebtedness of $750,000 to GBS without interest to be paid in installments of $350,000 on October 15, 2013, and $400,000 on October 15, 2014. If Urban Spaces were unable to make these payments when required, or arrange for an extension of the payment dates, GBS will be able to foreclose on these membership interests.

The assets of Urban Spaces and UPLLC constitute substantially all of our assets.

In either of these events, the Company’s stockholders could lose all, or substantially all, of their investment. The Company does not presently have funds sufficient to pay the holder of this promissory note and Urban Spaces does not presently have sufficient funds to pay GBS. No assurance can be given that the Company or Urban Spaces will be able to obtain the funds necessary to make payments when due or at all.

Our inability to generate sufficient cash flows, raise capital and actively manage our liquidity may impair our ability to execute our business plan, and result in the partial or complete impairment of our inability to develop our projects and having to forego attractive business opportunities.

At December 31, 2012, although we had assets of $815,894, we had no cash. There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, our ability to develop and sell our condominiums, the timing and volume of our sales and the associated gross margins thereof and the development of markets for our condominiums and our ability to obtain financing. To the extent possible, we will attempt to limit these risks. However, cannot accurately predict our cash expenditures or our ability obtain financing in a timely manner in order to discharge our obligations as and when due.

If we are unable to generate sufficient cash flows or obtain adequate additional financing, we may be prevented from executing our business plan. In particular, the development of our projects could be delayed or discontinued. In addition, we may be forced to forego attractive business opportunities.

If we are unsuccessful in obtaining revenues and raising additional funding, we may possibly cease to continue as we currently do.

While the Company’s financial statements for the period ended December 31, 2012, have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of operations, there are material uncertainties related to certain conditions and events that cast substantial doubt on our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on the successful execution of our business plan, so as to attain satisfactory revenues, cash flows and profits and secure financing to fund our operations as needed.

There are various uncertainties affecting our revenues, including the current market environment, the need to sell condominium units, price competition, and the ability of customers to finance purchases. In addition, we will also require substantial funding in the form of debt or equity and there are uncertainties surrounding our ability to access additional capital, including the volatility in economic conditions in recent months and years. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 32.

Such funding may be in the form of debt or equity or a hybrid instrument. Given economic and credit market conditions, we may not be able to raise additional cash resources through these sources of financing. Accordingly, while we are continuing to review these sources of financing, we may also explore other sources of financing, such as joint ventures.

There can be no assurances we will achieve profitability or positive cash flows or be able to obtain additional funding or that, if obtained, it will be sufficient, or whether any other initiatives will be successful, such that we will be able to continue as a going concern.

We have incurred losses during 2012 and if we continue to do so, we may not be able to implement our business strategy and the price of the Common Stock may decline.

We incurred a net loss of $73,277 for the year ended December 31, 2012. Our accumulated deficit at that date was $373,277. We may continue to incur losses during 2013 and beyond. Our current business strategy is to pursue our business plan as described in this Prospectus. In so doing, we will continue to incur significant expenditures, especially for land and construction costs. As a result of these costs, we will need to generate and sustain significant revenues and positive gross margins to achieve and sustain profitability

While we hope to execute our business plan successfully, no assurance can be given that we will be able to do so. If we are unable to do so, we may not be able to continue as a going concern and investors may lose their entire investment.

Our revenues and operating results are likely to fluctuate significantly and may cause the price of the Common Stock to decline.

Our revenues and operating results are likely to vary as the result from the length of time between the signing of a contract with a customer under which he agrees to purchase property and the full recognition of revenue from the sale to that customer when the property is delivered to him. While our contracts will normally provide for periodic payments as construction progresses, the period between the signing of a contract and the full payment thereunder upon such delivery is expected to be at least 1 year, but could be considerably longer in the event of material shortages, labor strikes, difficulties with financing or other unpredictable events. We are also unable to predict the number of projects that we will undertake in addition to those described in this Prospectus or the timing of sales from any of our projects. As a result, our operating results are likely to fluctuate significantly and we may fail to meet the expectations of investors; as a result, the price of the Common Stock may decline.

In order to grow, we will need additional financing. If we cannot meet our future capital requirements, our business will suffer or we will be unable to continue to operate. Our stockholders may be adversely affected by the terms of such financing.

Since we commenced business, our primary methods to obtain the cash necessary for our operating needs have been investments made by our founder, Oscar Brito. We need to raise additional funds in the future through public or private debt or equity financings in order to continue operating and in particular to fund operating losses; increase our sales and marketing capacities; take advantage of opportunities for internal expansion or acquisitions; hire, train and retain employees; develop and complete existing and new projects; and respond to economic and competitive pressures. We will not be able to grow and become profitable without additional outside capital. The Company believes that it will require capital in the form of equity or borrowed money of approximately $4,000,000 to execute its business plan during the next 12 months. The Company’s current liquidity presents a material risk to investors because the Company does not currently have sufficient funds to finance its business plan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.” Although the Company is seeking additional capital, it has received no commitment for financing from investors or banks and no assurance can be given that any such commitment will be forthcoming or, if so, in what amount.

If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, the price of the Common Stock may decline and we may not be able to continue as a going business. We can give no assurance that we will be able to obtain such capital in sufficient amounts or on acceptable terms.

If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of the holders of the Common Stock will be reduced and may be diluted.

Our business depends substantially on the continuing efforts of the Company’s president, with whom we have no employment agreement, and members of management and key personnel yet to be hired, and our business could be severely disrupted if we were unable to hire such personnel or lose their services. Further, the inadequacy of our president’s compensation creates a risk that he might leave for a position with better compensation.

Our success will depend heavily upon the continued service of the Company’s president and other key employees yet to be hired, the loss of any of whom could adversely affect our ability to execute our business strategy. In particular, we rely on the expertise and experience of Oscar Brito, the Company’s President and Acting Chief Financial Officer. Mr. Brito is presently the only member of our management and therefore, we will need to attract, hire and retain other managers and key employees. If were unable to hire additional management or if, after being hired, one or more of the members of our management were unable or unwilling to continue to work for us, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating their replacements, which would substantially divert management’s attention from and severely disrupt our business. We could face difficulties in attracting and retaining additional management and, if we were to lose any of them, in attracting and retaining their replacements because we are not presently in a position to pay competitive compensation and our future is uncertain. Moreover, if any of our management were to join a competitor or form a competing company, we could lose customers, suppliers, know-how, and key employees.

In addition, we and Mr. Brito have entered into no employment agreement and he is free to terminate employment with us at any time. If he were to do so, we would have difficulty replacing him and could cease to operate if we were unable to do so. As discussed more fully under the caption “Executive Compensation – Compensation Analysis” on page 41, Mr. Brito’s compensation is very inadequate, which creates a risk that he might seek a position outside the Company and perhaps with one of its competitors that provides better compensation.

Risk Factors Related to Our Business and Industry

Our president has limited experience in connection with the construction, management and sale of projects similar to those in which we have an interest or propose to undertake.

Although our president, Oscar Brito has substantial experience in the planning and financing of real estate projects, he is inexperienced in their construction, management and sale. Accordingly, there is a significant risk that he may not be able to see our projects through to completion. We believe that the risks arising from his lack of experience in construction and in sales will be ameliorated because we intend to use third parties to construct our projects and in part to use the services of real estate brokers to sell them. The risks arising from his lack of experience in managing real estate projects can be partially eliminated by use of experienced project managers. Nevertheless, especially until the Company is in a position to hire personnel whose skills complement Mr. Brito’s, his ability to complete projects will be critical to the success of the Company and to the extent that he fails to do so, investors may experience diminution or total loss of their investments.

Downward changes in general economic, real estate construction, or other business conditions could adversely affect our business or our financial results.

Our business is sensitive to changes in economic conditions and other factors, such as the level of employment, consumer confidence, consumer income, availability of financing, and interest rate levels. Adverse changes in any of these conditions generally, or in the markets where we operate, could decrease demand and pricing for condominiums in these areas or result in customer cancellations of pending contracts, which could adversely affect the number of deliveries that we make or reduce the prices we can charge for condominiums, either of which could result in a decrease in our revenues and earnings and would adversely affect our financial condition.

If demand for our condominiums drops significantly, our profits could decrease.

The market value of condominiums can fluctuate significantly as a result of changing market conditions. If demand for condominiums decreases below that which we anticipated when we began a project, we may have to reduce our prices for the condominiums in that project and may therefore experience less than anticipated profits and/or be unable to recover our costs.

Our success depends on our ability to acquire lots suitable for construction of condominiums at reasonable prices.

Our business is highly competitive for suitable lots. The availability of lots that meet our criteria depends on a number of factors beyond our control, including land availability in general, competition with other land buyers, inflation in land prices, zoning and allowable housing density and other regulatory requirements. Should suitable lots become less available, the number of condominiums that we may be able to build and sell could be reduced and the cost of lots could increase, perhaps substantially, which could adversely impact our results of operations.

Our long-term ability to build condominiums depends on our acquiring suitable lots at reasonable prices in locations where we want to build. As competition for suitable lots increases, and as available lots are developed, the cost of acquiring suitable lots could rise, and the availability of suitable lots at acceptable prices may decline. Any shortage of lots or any decrease in the supply of suitable lots at reasonable prices could limit our ability to develop new projects or result in increased cost of lots. We may not be able to pass through to our customers any increased land costs, which could adversely impact our revenues, earnings, and margins.

Increases in interest rates, reductions the availability of mortgages and other methods of financing or increases in the effective costs of owning a condominium could prevent potential customers from buying our condominiums and adversely affect our business and financial results.

While we expect that most of our customers will pay for their purchases using their own funds, increases in interest rates or decreases in availability of mortgage financing may reduce the ability of our customers who need financing to purchase our condominiums. Potential purchasers may be less willing or able to pay the increased monthly costs or to obtain mortgage or other financing that exposes them to interest rate changes. Lenders may increase the qualifications needed for mortgages or other financing or adjust their terms to address any increased credit risk. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their current residences to potential buyers who need financing. These factors could adversely affect the sales or pricing of our condominiums.

Adverse capital and credit market conditions may significantly affect our access to capital and cost of capital.

Capital and credit markets have experienced significant volatility in recent years. In many cases, these markets have exerted downward pressure on the availability of liquidity and credit capacity for issuers. We need liquidity for future growth and development of our business. Without sufficient liquidity, we may not be able to purchase additional lots or develop projects, which could adversely affect our financial results.

Competition for purchasers could reduce our deliveries or decrease our profitability.

The housing industry in the markets in which we operate is highly competitive. We compete primarily on the basis of location, price, reputation, design, amenities, and the quality of our condominiums. We compete in each of our markets with numerous national, regional, and local builders. This competition could reduce the number of condominiums that we deliver or cause us to accept reduced margins in order to maintain sales volume.

We also compete with resales of existing homes, speculators, and available rental housing. Increased competitive conditions in the residential resale or rental market in the markets where we operate could decrease demand for condominiums and increase cancellations of sales contracts.

Supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries.

The construction industry is highly competitive for skilled labor and materials. Additionally, the cost of certain building materials, especially lumber, steel, and concrete, is influenced by changes in global commodity prices. Increased costs or shortages of skilled labor and/or materials could cause increases in construction costs and construction delays. Although we intend to pass on such increases to our customers through escalator clauses or by taking account of anticipated increases in setting the prices for our condominiums, we may not be successful, in whole or in part, in doing so. Sustained increases in construction costs may, over time, erode our margins, and pricing competition for materials and labor may restrict our ability to pass on any additional costs, thereby decreasing our margins.

Our income tax provision and tax reserves may be insufficient if a taxing authority is successful in asserting positions that are contrary to our interpretations and related reserves, if any.

Significant judgment is required in determining our provision for taxes and our reserves for them. In the ordinary course of business, there may be matters for which the ultimate outcome is uncertain. Our evaluation will be based on a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits, and effective settlement of audit issues. Although we intend that our approach to determining the tax treatment will be appropriate, no assurance can be given that the final tax authority review will not be materially different than that which is reflected in our tax provision and related tax reserves. Such differences could have a material adverse effect on our tax provision in the period in which such determination is made and, consequently, on our net income for such period.

We may be periodically audited by various United States and foreign authorities regarding tax matters. As each audit is concluded, adjustments, if any, will be appropriately recorded in our financial statements in the period determined. To provide for potential tax exposures, we will maintain tax reserves based on reasonable estimates of potential audit results. However, if the reserves are insufficient upon completion of an audit, there could be an adverse impact on our financial position and results of operations.

Natural disasters and severe weather conditions could delay deliveries, increase costs, and decrease demand for condominiums in affected areas.

Our current and planned operations are located in areas that are subject to natural disasters and severe weather. The occurrence of natural disasters or severe weather conditions can delay deliveries, increase costs by damaging inventories, reduce the availability of materials, and negatively impact the demand for condominiums in affected areas. Furthermore, if our insurance does not fully cover business interruptions or losses resulting from these events, our earnings, liquidity, or capital resources could be adversely affected.

Inflation may result in increased costs that we may not be able to recover if demand declines.

Inflation can have a long-term impact on us because increasing costs of land, materials, and labor may require us to increase sales prices in order to maintain satisfactory margins. In addition, inflation is often accompanied by higher interest rates, which have a negative impact on housing demand, in which case we may not be able to raise prices sufficiently to keep up with the rate of inflation and our margins could decrease.

Risk Factors Related to Ownership of the Common Stock

A single stockholder owns approximately 85% of the Common Stock and may authorize or prevent corporate actions to the detriment of other stockholders.

Oscar Brito, the Company’s president and sole director, beneficially owns shares of the outstanding Common Stock representing approximately 85% of the votes eligible to be cast by stockholders in the election of directors and on other matters. Accordingly, he has power to control all matters requiring the approval of the stockholders, including the election of directors and the approval of mergers and other significant corporate transactions. Their interests could conflict with the interests of other stockholders.

The Common Stock is quoted on OTCQB, which may limit its liquidity and price more than if it were quoted or listed on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board.

The Common Stock is quoted on OTCQB, which provides a significantly more limited market and may limit the liquidity and price of the Common Stock more greatly than would be the case if it were listed or quoted on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board. Some investors may perceive the Common Stock to be less attractive because it is quoted on OTCQB. In addition, as a company whose Common Stock is quoted on OTCQB, we may not attract the extensive analyst coverage that is received by companies listed or quoted elsewhere. Further, institutional and other investors may have investment guidelines that restrict or prohibit their investing in securities quoted on the OTCQB. These factors may have an adverse impact on the trading and price of the Common Stock and a long-term adverse impact on our ability to raise capital.

The Company may not attract the attention of major brokerage firms.

Securities analysts of major brokerage firms may not provide coverage of the Company since there is little incentive to brokerage firms to recommend the purchase of the Common Stock. There is no assurance that brokerage firms will be interested in conducting secondary offerings on behalf of the Company or in privately placing the Company’s securities with their customers.

Sales of the Common Stock in the public market could lower its price and impair our ability to raise funds in securities offerings.

If the Company’s stockholders sell substantial amounts of their Common Stock in the public markets, or if it is perceived that such sales may occur, the price of the Common Stock could fall and make it more difficult for the Company to sell equity, or equity-related securities at a price that the Company deems appropriate.

The trading price of the Common Stock may decrease due to factors beyond our control.

The securities markets, and in particular the market for securities quoted on OTCQB, have from time to time experienced extreme price and volume fluctuations which have often been unrelated to the financial performance of the companies listed or quoted thereon. These fluctuations may adversely affect the market price of the Common Stock and make it more difficult for the Company to sell equity, or equity-related securities at a price that the Company deems appropriate.

The market price of the Common Stock may also fluctuate significantly in response to a number of factors, many of which are unpredictable or beyond our control, regardless of our actual performance. Among these factors are: variations in our quarterly operating results; changes in general economic conditions; changes in market valuations of similar companies; announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments; loss of a major supplier, customer, partner or joint venture participant post-merger; and the addition or loss of key management personnel. As a result, holders of Common Stock may be unable to sell their shares, or may be forced to sell them at a loss.

The market price for the Common Stock may be particularly volatile given the Company’s status as a relatively unknown company with a public float that has been thinly traded, a limited operating history, a lack of profits and an uncertain future. You may be unable to sell the Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for the Common Stock may be subject to significant price volatility for the indefinite future for a number of reasons. The Common Stock has historically been very thinly traded and such trading has been extremely limited, sporadic and highly volatile: during 2011, approximately 2,700 shares were traded at prices ranging between $0.10 and $4.70; during 2012, approximately 700 shares traded at prices ranging between $0.08 and $0.26; and in 2013, no shares have traded. If this level of activity persists, the trading of relatively small quantities of shares may disproportionately affect their price. Also, the price for the Common Stock could decline precipitously in the event that a large number of shares were offered or sold without commensurate demand. In addition, the Common Stock is a speculative or “risky” investment due to the Company’s limited operating history, the Company’s lack of profits and its uncertain future. As a consequence, investors may be inclined to sell their shares more quickly and at lower prices than would be the case with the stock of a less risky issuer. We can make no predictions as to the future prices for shares of the Common Stock.

No Dividends. The Company does not intend to pay dividends for the foreseeable future and you must rely on increases in the market price of the Common Stock for returns on your investment. If you are seeking cash dividends, you should not purchase the Common Stock.

For the foreseeable future, the Company intends to retain its earnings, if any, to finance the development and expansion of our business, and the Company does not anticipate paying any cash dividends on the Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock, after price appreciation, to earn an investment return, but no assurance can be given that the price of the Common Stock will appreciate or, if it does, that it will remain at or rise above the level to which it has appreciated. Any determination to pay dividends in the future will be made at the discretion of the Company’s board of directors and will depend on our results of operations, financial condition, capital needs, contractual restrictions, restrictions imposed by applicable law and other factors the Company’s board of directors deems relevant.

The Company will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of the Common Stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The Company expects that initially and for an undeterminable period, the Common Stock will be a “penny stock,” and that transactions in the Common Stock will be subject to Rule 15g-9 under the Exchange Act, or the so-called “Penny Stock Rule,” which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions subject to Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to effectuate trades in or sell, and in turn the ability of stockholders to sell, the Common Stock.

For any transaction involving a penny stock, unless exempt, a disclosure schedule prepared by the SEC relating to the penny stock market must be delivered prior to any transaction. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information as to the limited market for penny stock.

There can be no assurance that the Common Stock would qualify for exemption from the Penny Stock Rule. In any event, even if the Common Stock were to be exempt from the Penny Stock Rule, Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest, would be applicable.

Since the Company will be an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements will not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, since the Company will be an issuer of penny stock, it will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could adversely affect our financial condition.

The Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a regulation of the SEC known as “Rule 144,” a person who has beneficially owned restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various factors. Because the Company has not registered the Common Stock under Section 12 of the Securities Exchange Act, the holding period for the Common Stock would be 1 year if the Common Stock could be sold under Rule 144. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Until the Merger, the Company was a shell company.

The SEC has provided an exception to this unavailability if and for as long as the following conditions are met:

(i) the issuer of the securities that was formerly a shell company has ceased to be a shell company,

(ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

(iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

(iv) at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

Although the Company has filed Form 10 Information with the SEC in the registration statement of which this Prospectus forms a part, stockholders who receive the Company’s restricted securities will not be able to sell them pursuant to Rule 144 without registration until the Company has met the other requirements of this exception and then for only as long as the Company continues to meet the requirement described in subparagraph (iii), above, and is not a shell company. No assurance can be given that the Company will meet these requirements or that, if it has met them, it will continue to do so, or that it will not again be a shell company.

The Company will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

The Company is obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) have imposed various new requirements on public companies, including requiring changes in corporate governance practices. The Company expects these rules and regulations to increase its legal and financial compliance costs and to make some of our activities more time-consuming and costly. The Company expects to spend at least $50,000, and perhaps substantially more, in legal and accounting expenses annually to comply with the Company’s reporting obligations and Sarbanes-Oxley. These costs could affect our profitability and our results of operations. As indicated below, the so-called “Jobs Act” has relieved the Company of certain obligations with respect to reporting.

Because the Common Stock is not registered under the Exchange Act, the Company will not be subject to the federal proxy rules and the Company’s directors, executive offices and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition, the Company’s reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if the Company has fewer than 300 stockholder s of record on the first day of a fiscal year.

The Common Stock is not registered under the Exchange Act and the Company does not intend to register the Common Stock thereunder for the foreseeable future. However, the Company will register the Common Stock thereunder if the Company has, after the last day of the Company’s fiscal year, total assets of more than $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors, in accordance with Section 12(g) of the Exchange Act. As of the date of this Prospectus, the Company had 60 stockholders of record and assets of $815,984. The Company is currently required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act. However, the Company will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from stockholders without filing with the SEC and furnishing to them a proxy or information statement and, in the case of a proxy solicitation a form of proxy complying with the SEC’s rules. In addition, as long as the Common Stock is not registered under Section 12 of the Exchange Act, the Company’s directors, executive officers and beneficial holders of 10% or more of the Company’s outstanding Common Stock and other equity securities will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires these persons to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports providing information concerning their ownership of Common Stock and other equity securities. Such information will be available only through such periodic reports that the Company files and registration statements that the Company may file with the SEC.

Furthermore, as long as the Common Stock is not registered under the Exchange Act, the Company’s obligation to file reports under Section 15(d) of the Exchange Act will be suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has become effective), the Company has fewer than 300 stockholders of record. This suspension is automatic and does not require any filing with the SEC. In this event, the Company may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

The JOBS Act has reduced the information that the Company is required to disclose, which could adversely affect the price of the Common Stock.

Under the Jumpstart Our Business Startups Act (the “Jobs Act”), the information that the Company is required to disclose has been reduced in a number of ways.

Before the adoption of the Jobs Act, the Company was required to register the Common Stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company had total assets exceeding $1,000,000 and 500 record holders of the Common Stock; the Jobs Act has changed this requirement such that the Company must register the Common Stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company has total assets exceeding $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors. As a result, the Company is now required to register the Common Stock under the Exchange Act substantially later than previously.

As a company that had gross revenues of less than $1 billion during the Company’s last fiscal year, the Company is an “emerging growth company,” as defined in the Jobs Act (an “EGC”). The Company will retain that status until the earliest of (A) the last day of the fiscal year which the Company has total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (B) the last day of the fiscal year of following the fifth anniversary of the date of the first sale of the Common Stock pursuant to an effective registration statement under the Securities Act (December 20, 2016); (C) the date on which the Company has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (D) the date on which the Company is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, the Company is relieved from the following:

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The Company is excluded from Section 404(b) of Sarbanes-Oxley, which otherwise would have required the Company’s auditors to attest to and report on the Company’s internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC and (ii) any other future rules adopted by the PCAOB will not apply to the Company’s audits unless the SEC determines otherwise.

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The JOBS Act amended Section 7(a) of the Securities Act to provide that the Company need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, the Company is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable if the Company were required to comply with them.

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As long as the Company is an EGC, the Company may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”

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In the event that the Company registers the Common Stock under the Exchange Act, the JOBS Act will also exempt the Company from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act, (ii) the requirements of Section 14A(b) of the Exchange Act relating to stockholder advisory votes on “golden parachute” compensation, (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance, and (iv) the requirement of Section 953(b)(1)of the Dodd-Frank Act, which requires disclosure as to the relationship between the compensation of the Company’s chief executive officer and median employee pay.

Since the Company is not required, among other things, to file reports under Section 13 of the Exchange Act or to comply with the proxy requirements of Section 14 of the Exchange Act until such registration occurs or to comply with certain provisions of Sarbanes-Oxley and the Dodd-Frank Act and certain provisions and reporting requirements of or under the Securities Act and the Exchange Act or to comply with new or revised financial accounting standards as long as the Company is an EGC, and the Company’s officers, directors and 10% stockholders are not required to file reports under Section 16(a) of the Exchange Act until such registration occurs, the Jobs Act has had the effect of reducing the amount of information that the Company and its officers, directors and 10% stockholders are required to provide for the foreseeable future.

Section 102(b)(1) of the JOBS Act provides that, as an emerging growth company, the Company (A) need not present more than 2 years of audited financial statements in order for the Company’s registration statement with respect to an initial public offering of its common equity securities to be effective, and in any other registration statement that it files with the SEC, the Company need not present selected financial data prescribed by the SEC in its regulations for any period prior to the earliest audited period presented in connection with the Company’s initial public offering; and (B) may not be required to comply with any new or revised financial accounting standard until such date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 is required to comply with such new or revised accounting standard, if such standard applies to companies that are not issuers. The term ‘‘issuer’’ generally means any person who issues or proposes to issue any security, an issuer the securities of which are registered under section 12 of the Exchange Act or that is required to file reports under section of the Exchange Act, or that files or has filed a registration statement that has not yet become effective under the Securities Act and that it has not withdrawn. While the Company is permitted to opt out of these provisions, the Company has not done so and do not intend to do so. As a result, our financial statements may not be comparable to companies that that elect to opt out of these provisions.

As a result of such reduced disclosure, the price for the Common Stock may be adversely affected.

Risk Factors Attendant to Our Operations in Latin America

We face the risk of political and economic crises, instability, terrorism, civil strife, expropriation and other risks of doing business in emerging markets.

We plan to conduct all or a significant portion of our operations in Latin America. Economic and political developments in these countries, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, expropriation or nationalization of property, and exchange controls could impact our operations or the market value of the Common Stock and have a material adverse effect on our business, financial condition and results of operations.

In the past, the performance of the economies of Latin American countries has been affected by each country’s political situation. For example, during its crisis in 2001 and 2002, Argentina experienced social and political turmoil, including civil unrest, riots, looting, protests, strikes and street demonstrations. Government policies in response to such civil, social and political turmoil affected the Argentine economy. More recently, the Venezuelan and Bolivian governments have nationalized or announced plans to nationalize certain industries and expropriate certain companies and property, and Venezuela has imposed exchange controls.

Although economic conditions in one country may differ significantly from those in another country, we cannot assure that events in one country alone will not adversely affect the market value of, or the market for, the Common Stock.

Latin American governments have exercised and continue to exercise significant influence over the economies of the countries where we now and may operate. This involvement, as well as political and economic conditions, could adversely affect our business.

Governments in Latin America frequently intervene in the economies of their respective countries and make significant changes in policy and regulations. Governmental actions to control inflation and other policies and regulations have often involved, among other measures, price controls, currency devaluations, capital controls and limits on imports. Our business, financial condition, results of operations and prospects may be adversely affected by changes in governmental policies or regulations, including such factors as exchange rates and exchange control policies; inflation rates; interest rates; customs, tariff and inflation control policies; liquidity of domestic capital and lending markets; electricity rationing; tax policies; and other political, diplomatic, social and economic developments in or affecting the countries where we now or may operate. A reduction of foreign investment in any of these countries may have a negative impact on such country’s economy, affecting interest rates and our ability to access financing.

Latin America has experienced and may continue to experience adverse economic conditions.

Latin American countries have historically experienced uneven periods of economic growth, as well as recession, periods of high inflation and economic instability. Certain countries have experienced severe economic crises, which may still have future effects. For example, in 2001 Argentina defaulted on its sovereign debt and in the first half of 2005, restructured part of this debt. Certain creditors did not consent to the restructuring. Argentina’s past default and its failure to restructure completely its remaining sovereign debt and fully negotiate with these creditors may prevent Argentina from obtaining favorable terms or interest rates when accessing the international capital markets. Litigation initiated by the nonconsenting creditors has resulted in material judgments against the Argentine government and, among other things, in attachments of property owned by the Argentine government and an injunction requiring the government of Argentina not to discriminate in the payment of interest on the restructured debt between the holders thereof who consented to the restructuring and those who did not. As a result, the government may not have the financial resources necessary to implement reforms and foster growth, which could have a material adverse effect on the country’s economy. Recent reports have stated that Argentina may default on existing debt. These adverse economic conditions or recurrences thereof may adversely affect our business, financial condition and results of operations.

Local currencies used in the conduct of our business are subject to depreciation, volatility and exchange controls.

The currencies of many countries in Latin America, including Argentina and Venezuela, which are expected to account for a significant portion of our revenues, have experienced substantial depreciation and volatility against the U.S. dollar in the past and may continue to do so in the future. However, certain currencies have appreciated against the U.S. dollar in recent years. Currency movements, as well as higher interest rates, have materially and adversely affected and may continue adversely to affect the economies of many Latin American countries, including countries which account or are expected to account for a significant portion of our revenues.

The depreciation of local currencies creates inflationary pressures that may have an adverse effect on us. Devaluation of currencies may lead to very high inflation initially, significantly reduce real wages, have a negative impact on businesses, including our business, whose success is dependent on domestic market demand, and adversely affect the government’s ability to honor its foreign debt obligations. On the other hand, the appreciation of local currencies against the U.S. dollar may lead to the deterioration of public accounts and balance of payments of the countries where we operate. While we intend to protect ourselves against these risks by pricing our condominiums in U.S. dollars, we cannot assure that we can be completely insulated from them.

We may be subject to exchange control regulations which restrict our ability to convert local currencies into U.S. dollars. For example, in 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. These restrictions have been substantially eased, including those requiring prior authorization for the transfer of funds abroad in order to pay principal and interest on debt obligations. Currently, Venezuela has exchange control regulations in place that restrict our ability to convert local currency into U.S. dollars. Any additional imposition of exchange controls could adversely affect us.

Our reporting currency is the U.S. dollar but all or substantially all of our revenues are expected to be received in foreign currencies. Therefore, if the U.S. dollar strengthens relative to these foreign currencies (i.e., the foreign currencies devaluate against the U.S. dollar), the economic value of our revenues in U.S. dollar terms will decline.

We are subject to increased risks relating to foreign currency exchange rate fluctuations. Because we will conduct all or substantially all of our business outside the United States and receive resulting revenues in currencies other than the U.S. dollar, but report our results in U.S. dollars, we face exposure to adverse movements in currency exchange rates. The currencies of certain countries where we operate or expect to operate, including Argentina, Venezuela, Colombia and Peru, have historically been significantly devalued. The results of operations in these countries are exposed to foreign exchange rate fluctuations as the financial results of the applicable subsidiaries are translated from the local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against foreign currencies, the translation of these foreign-currency-denominated transactions will result in increased net revenues, operating expenses, and net income. Similarly, our net revenues, operating expenses, and net income will decrease if the U.S. dollar strengthens against foreign currencies. While it is possible to hedge portions of our foreign currency translation exposure, doing so is expensive and in addition, it is impossible perfectly to predict or completely to eliminate the effects of this exposure.

Inflation and certain government measures to curb inflation may have adverse effects on the economies of the countries where we conduct or expect to conduct our business.

Most Latin American countries, including Argentina, Venezuela, Colombia and Peru, have historically experienced high rates of inflation. Inflation and some measures implemented to curb inflation have had significant negative effects on the economies of these countries. Governmental actions taken in an effort to curb inflation, coupled with speculation about possible future actions, have contributed to economic uncertainty over the years in these and most other Latin American countries. The countries where we now and plan to operate are likely to continue to experience high levels of inflation that could lead to further government intervention in the economy, including the introduction of government policies that could adversely affect our results of operations. In addition, if any of these countries experiences high rates of inflation, we may not be able to adjust the price of our services sufficiently to offset the effects of inflation on our cost structure.

Political and economic conditions in Venezuela may have an adverse impact on our operations.

We will conduct significant operations in Venezuela. Recently, political and economic conditions in that country have become increasingly volatile and unstable. We cannot predict the impact of any future political and economic events in Venezuela on our business. Also, the Venezuelan National Assembly has granted the President the power to rule by decree and to nationalize certain businesses, under which and the Venezuelan government has nationalized Venezuela’s largest telecommunications company. We cannot predict the economic and regulatory impact of the President’s initiatives under his power to rule by decree or whether the Venezuelan government will extend nationalization to businesses that could impact our business and results of operations.

As stated above, the Venezuelan government has in the past imposed foreign exchange and price controls on the local currency. If imposed again, they could increase our costs to, and also limit our ability to, convert local currency into U.S. dollars and transfer funds out of Venezuela.

We cannot predict the long-term effects of exchange controls on us, our potential Venezuelan customers or on the Venezuelan economy in general. Recent political events have also resulted in significant civil unrest in the country. Continuation or worsening of the political and economic conditions in Venezuela could materially and adversely impact our future business, financial condition and results of operations. The recent death of Hugo Chavez, president of Venezuela and the political campaigns for the election of his successor have resulted in a marked slowing of governmental administrative processes have affected us, particularly in respecting of the processing of permits. The election was held on February 14, 2013, and the Venezuelan government has declared a winner. However, there is a possibility of political unrest and instability arising from disputes as to the result of this election. In these events, our Venezuelan operations could be affected.

Developments in other markets may affect the countries where we operate, our financial condition and results of operations.

The market value of the Common Stock may, to varying degrees, be affected by economic and market conditions in other global markets. Although economic conditions vary from country to country, investors’ perception of the events occurring in one country may substantially affect capital flows into and securities from issuers in other countries, including Latin American countries. Various Latin American economies have been materially and adversely impacted by adverse political and economic events that occurred in several emerging economies in recent times, including Mexico in 1994, certain Asian economies in 1997-98, Russia in 1998, Brazil in 1999 and 2002 and Argentina in 2001. Furthermore, Latin American economies may be affected by events in developed economies which are trading partners or that impact the global economy.

Developments of a similar magnitude to the international markets in the future can be expected to adversely affect the economies of Latin American countries and therefore us.

Political and economic instability in Argentina may adversely affect our financial condition and results of operations in that country.

Fluctuations in the Argentine economy may adversely affect our operations in Argentina. Specifically, we may be adversely affected by inflation, changes in interest rates, the value of the peso against foreign currencies, price controls and business and tax regulations.

The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high and variable levels of inflation, and currency devaluation. During 2001 and 2002, Argentina went through a period of severe political and economic crisis, which had significant and adverse consequences on companies with operations in that country. From 2003 until the third quarter of 2008, the Argentine economy experienced a significant recovery and growth.

The Argentine economic growth rates for the remainder of 2008 and for fiscal year 2009 slowed due, among other reasons, to the global financial crisis. Commodity prices also declined significantly during this period. Since 2010, the Argentine economy has been recovering as a result of the monetary expansion policy carried out by developed countries and Argentina in response to the global financial crisis and the continued growth experienced by China, which is an important export market for Argentina.

Since February 2011, the Argentine Government has taken several measures to protect the domestic industry and to preserve its trade surplus.

At the end of 2011, the Argentine Government announced a plan to cut back subsidies for water, gas and electricity consumption for some residential and commercial users, which could have an adverse effect on the housing business. In March 2012, the Argentine Government decided to suspend this plan; however, no effective date for its resumption has been announced. We can provide no assurance that the Argentine Government will not resume these cut-backs or take other measures that could have a material adverse effect on our business and results of operations.

Uncertainty remains as to whether the recent Argentine growth is sustainable, since it has depended, to a significant extent, on favorable exchange rates, high commodity prices and excess capacity. Continuing uncertainty regarding the stability of the Eurozone and low levels of growth or recession in a number of developed countries also pose risks for the Argentine economy.

In addition, Argentina’s relative stability has been recently affected by increased political tension and government intervention in the economy. For example, in December 2008, the Argentine government enacted a law pursuant to which approximately 94.4 billion pesos (US$27.3 billion) in assets held by the country’s 10 private pension fund management companies were transferred to the government-run social security agency, which may limit the sources of financing for us and our customers and adversely affect the rates of interest and other terms on such financing is available.

We cannot provide any assurance that Argentina’s recent growth will continue or that future economic, social and political developments in Argentina will not adversely affect our financial condition or results of operations.

Fluctuations in the value of the Argentine peso may adversely affect the Argentine economy and our financial condition, results of operations and ability to service our debt.

Since the end of U.S. dollar-peso parity in January 2002 under the Public Emergency Law, the peso has fluctuated significantly in value. As a result, the Argentine Central Bank (“BCRA”) has taken several measures to stabilize the exchange rate and preserve its reserves. The devaluation of the peso in 2002 had a negative impact on the ability of the Argentine government and Argentine companies to honor their foreign-currency-denominated debt, led to very high inflation initially, has had a negative impact on businesses whose success is dependent on domestic market demand and has adversely affected the results and financial position of many Argentine companies.

In March 2012, the Argentine Congress enacted Law No. 26,739, which modified the organizational instruments of the BCRA, such that it is now empowered to regulate and direct credit through the financial system institutions, to make temporary advances to the National Treasury, which will give the Argentine government increased availability of funds to pay its financial obligations, and to regulate the monetary supply and interest rates, among others.

If the Argentine peso again suffers significant devaluation, all of the negative effects on the Argentine economy related to the 2002 devaluation could recur, with adverse consequences to our business. On the other hand, a substantial increase in the value of the peso against the U.S. dollar also presents risks for the Argentine economy since it may lead to a deterioration of the country’s current account balance and the balance of payments.

We are unable to predict whether, and to what extent, the value of the Argentine peso may further depreciate or appreciate against the U.S. dollar and how any such fluctuations would affect the demand for our products and services. While we intend to protect ourselves against these risks by pricing our condominiums in U.S. dollars, we cannot assure that we can be completely insulated from them. Moreover, we cannot assure that the Argentine government will not make regulatory changes that prevent or limit us from offsetting the risk derived from our exposure to the U.S. dollar and, if so, what impact these changes will have on our financial condition and results of operations.

Inflation has occurred since the repeal of the Argentine Convertibility Law and could continue in the future, resulting in a material adverse effect on our results of operations and financial condition.

In the past, inflation has undermined the Argentine economy and the government’s ability to stimulate economic growth. Argentina experienced significant inflation in 2002, with cumulative changes in the Consumer Price Index (“CPI”) of 42.8% and in the Wholesale Price Index (“WPI”) of 118.2%. This level of inflation reflected both the effect of the Argentine peso devaluation on production costs as well as a substantial modification of relative prices, partially offset by the elimination of public utility rate (“tariff” or “rate”) adjustments and the large drop in demand resulting from the severe recession.

During 2003 to 2011, Argentina experienced increases in the CPI and WPI that reflected the continued increase in private consumption and in levels of economic activity, which applied upward pressure on the demand for goods and services. According to the Instituto Nacional de Estadística y Censos (“INDEC”), which is statutorily the only institution in Argentina with the power to produce official nationwide statistics, the rate of inflation evolved as follows:

	December 31,
	2011	2010	2009	2008	2007	2006	2005	2004	2003
WPI	12.7	14.8	10.0	8.8	14.4	7.2	10.6	7.9	2.0
CPI	9.2	10.5	7.7	7.2	8.5	9.8	12.3	6.1	3.7

There are concerns about the accuracy of INDEC’s official inflation statistics for Argentina. In January 2007, INDEC modified its methodology for calculating the CPI. Some private analysts have suggested that the change was driven by Argentina’s policy to control inflation and reduce payments on its inflation-linked bonds and have materially disagreed, and continue to disagree, with INDEC’S official inflation data as well as other economic data affected by inflation data, such as poverty and Gross Domestic Product (“GDP”) estimates. In February 2008, the International Monetary Fund (“IMF”) requested that the Argentine government clarify its inflation data and methodology in order to align such data with international statistical guidelines.

In April 2011, the Argentine government met with an IMF team in Argentina to consider a report presented by the IMF on the quality of reporting on INDEC’s CPI and GDP data and to discuss the design and methodology of a new national consumer price index. In September 2011, INDEC announced that it will introduce a new consumer price index in the second half of 2013. In March 2012 the IMF announced the closing of its offices in Argentina.

The unpredictability of Argentina’s inflation rate and the possibility that reports thereon are materially inaccurate makes it impossible for us to foresee how our business and results of operations may be affected in the future by inflation.

Argentina’s ability to stimulate sustained economic growth, appease social unrest and repay its debt may depend on external financial assistance and the Argentine government’s access to international capital markets, which has been limited and may continue to be limited in the future.

In 2001, as a result of the suspension of lending arrangements with Argentina by the IMF and Argentina’s default on over US$100 billion of its then-outstanding sovereign debt, international rating agencies downgraded the rating of Argentina’s sovereign debt to default status. The Argentine government launched a process to restructure its sovereign debt on January 14, 2005, and, on March 18, 2005, announced that approximately 76.15% of its holders had accepted the restructuring offer. The Argentine government issued new bonds to the accepting holders in April 2005 and paid overdue interest accrued from December 2003. In addition, on December 15, 2005, the Argentine government announced the early payback of its debt to the IMF, and on January 3, 2006, a disbursement was made by the Argentine government for an amount of US$9.5 billion. In 2010, the Argentine government made a new offer to exchange new bonds and cash for defaulted sovereign debt held by creditors who had not accepted the exchange offer made in 2005, which permitted Argentina to restructure 66% of the remaining defaulted debt. As a result of its outstanding defaulted debt, Argentina has limited access to international financial markets.

Several legal actions have been filed by holders of Argentina’s defaulted sovereign debt who elected not to participate in either restructuring. For information regarding this litigation, see “Latin America has experienced and may continue to experience adverse economic conditions” on page 15.

The Argentine government has been able to reduce external debt levels and improve its debt maturity profile. In recent years, Argentina has based its debt-management strategy on replacing market debt by intragovernmental debt. This strategy has reduced rollover risk in the next two years and eased liquidity pressures, though it may not address longer-term fiscal pressures.

In addition, the Argentine government has been trying to negotiate with the Club of Paris in order to restructure its defaulted debt of more than US$ 9.5 billion (including interest).

There can be no assurance that the Argentine government will not default on its debt obligations in the future. Such a default may limit the sources of financing available for Argentine companies, including us.

BCRA has imposed exchange controls and restrictions on the transfer of funds outside of Argentina and capital inflows in the past and may do so in the future, which could prevent us from making payments on any foreign currency denominated indebtedness.

Since the amendment of the Convertibility Law in December 2001, the Argentine government has imposed exchange controls and restrictions on the transfer of U.S. dollars outside of Argentina. In June 2005, the government issued Presidential Decree No. 616/05, which established additional controls on capital inflow, including the requirement that, subject to limited exemptions, 30% of all funds remitted to Argentina remain deposited in a domestic financial institution for one year without earning any interest. In October 2011, the Executive Branch issued Presidential Decree No. 1,722/11 re-establishing foreign exchange restrictions to oil, gas and mining companies.

Although current regulations do not require prior BCRA approval for us to make payments of dividends and principal and interest on foreign currency denominated debt, it may restrict such payments at any time. In such case, we cannot assure that the BCRA will approve our transfer of funds outside Argentina for payments required under the terms of foreign-currency-denominated indebtedness. In addition, there may be a significant delay before payments required under the terms of foreign currency-denominated indebtedness may be made.

We cannot assure that the Argentine government will not, in the future, impose additional controls on the foreign exchange market and on capital flows from and into Argentina, in response to capital flight, depreciation of the Argentine peso, or other reasons. If the Argentine government decides once again to tighten the restrictions on the transfer of funds, we may be unable to make principal and interest payments on debt that we may incur when it becomes due, or dividend payments, which could have a material adverse effect on us and our stockholders.

The Argentine financial market and economy may be adversely affected by the global financial crisis and concerns over instability in the global financial system.

In 2008, the U.S. economy entered into a recession, which resulted in the economic slowdown of the world’s principal economies. The global recovery from this financial crisis remains vulnerable to economic developments in developed countries, most notably in Europe. Recently, concerns over the possibility of a default in certain Eurozone countries on their sovereign debt have resulted in increased market volatility, limited access to financial markets and a decline in global economic activity, which have negatively affected emerging market economies like Argentina.

Argentina is also affected by the economic condition of Brazil and its other major trading partners, including Paraguay and Uruguay, in the Mercosur region. If these developing countries experience slowed economic growth or fall into a recession, the Argentine economy may be adversely affected, and, as a result, our business, financial condition and results of operation could be negatively impacted.

Moreover, other factors affecting the global economy include political instability, economic turmoil, natural disasters and social unrest. The occurrence of any or all such events may cause instability in the global financial system through a lack of international credit, a reduction in demand for exports and direct foreign investment and higher inflation rates, which may have a significant adverse effect on the Argentine economy, and consequently, on our business, financial condition and results of operation.

FORWARD-LOOKING STATEMENTS

Statements in this Prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors, including those described under “Risk Factors” on page 5 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 32 and elsewhere in this Prospectus and in other documents which the Company will file with the SEC.

In addition, the outcome of our forward-looking statements could be affected by risks and uncertainties related to our ability to raise the capital that we require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate them with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date of this Prospectus and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Common Stock offered by them under this Prospectus. The Company will not receive any of these proceeds.

SELLING STOCKHOLDERS

The selling stockholders may sell up to 335,200,000 shares of Common Stock from time to time in one or more offerings under this Prospectus. None of the selling stockholders is a broker-dealer.

The following table sets forth the name of each selling stockholder, the number of shares of Common Stock owned by each selling stockholder before this offering, the number of shares that may be offered by each of them for resale under this Prospectus and the number of shares to be owned by each of them after this offering is completed, assuming that all of the shares offered by each of them are sold. However, because each selling stockholder may offer all, some or none of the shares that he or it holds, and because, based upon information provided to the Company, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by any selling stockholder after the offering can be provided.

Name of selling stockholder	Amount of securities of the class owned by the selling stockholder before the offering	Amount of Securities to be offered for the selling stockholder’s account	Amount and (if one percent or more) percentage of the class to be owned by the selling stockholder after the offering is complete
1947 Inc.[1]	115,000,000	115,000,000	0
Magnolia Equity Inc. [2]	36,250,000	36,250,000	0
Fidelis Deposit Corporation[3]	30,200,000	30,200,000	0
Ryanne Consulting Services Inc. [4]	8.000,000	8,000,000	0
Karen Suarez	41,250,000	41,250,000	0
1949 Wizard Inc.[5]	63,250,000	63,250,000
Jose Gerbasi	13,750,000	13,750,000	0
Alan Furth	13,750,000	13,750,000	0
Leopoldo Hernandez	13,750,000	13,750,000	0
TOTAL	335,200,000	335,200,000	0

1     The natural person with voting and dispositive power for 1947 Inc. is Richard S. Astrom. Mr. Astrom served as president and sole director of the Company until August 15, 2012.
2      The natural person with voting and dispositive power for Magnolia Equity Inc. is Rebecca Guthrie.
3      The natural person with voting and dispositive power for Fidelis Deposit Corporation is Barry J. Miller. Mr. Miller has acted as special counsel to the Company in connection with the registration statement of which this Prospectus forms a part.
4      The natural person with voting and dispositive power for Ryanne Consulting Services Inc. is Mitchell Tannenbaum.
5      The natural person with voting and dispositive power for 1949 Wizard Inc.is Pamela Astrom, who is the spouse of Richard S. Astrom.

None of the Selling Stockholders is an affiliate of the Company.

PLAN OF DISTRIBUTION

This Prospectus relates to 335,200,000 shares of Common Stock offered by the selling stockholders.

The Common Stock is quoted on and will be traded over OTCQB under the symbol MSPC.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest will publicly offer all or a portion of their shares at market prices prevailing at the time of sale or privately at negotiated prices. The selling stockholders may offer their shares at various times in one or more of the following transactions:

•	on any national securities exchange, or other market on which the Common Stock may be listed at the time of sale;

•	in the over-the-counter market;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

•	in privately negotiated transactions; or

•	in transactions to cover short sales.

In addition, the selling stockholders may sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act under the terms thereof rather than pursuant to this Prospectus if that rule becomes available for the sale of their shares.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in a supplement to this Prospectus. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions the Common Stock, to the extent permitted by applicable law and regulations, and may sell and deliver shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, if permitted by applicable law and regulation, the selling stockholders may pledge their shares under the margin provisions of their customer agreements with their respective broker-dealers. Upon delivery of the shares or a default by the selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

The Common Stock will be quoted on and trade over OTCQB until the Company determines that it is able to bear the costs of being quoted on the Over-the-Counter Bulletin Board, NASDAQ or a national securities exchange after meeting the costs associated with its business plan and until an application for listing the Common Stock is thereon is accepted, which the Company does not believe will occur during the period in which Common Stock will be offered or sold pursuant to this Prospectus. In addition, if the Company determines that it is desirable for the Common Stock to trade on the Over-the-Counter Bulletin Board, it may not file a listing application on its own behalf, but must find a broker-dealer willing to do so. The Company cannot predict the extent to which investor interest in the Company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance as to the price at which the Common Stock will trade as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. To the knowledge of the Company, no selling stockholder has entered into any agreement with an underwriter.

If a selling stockholder notifies the Company that it has a material arrangement with a broker-dealer for the resale of the Common Stock, the Company would be required to amend the registration statement of which this Prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

The Company has agreed to use its best efforts to keep this Prospectus effective until the earlier of (i) the date when all of the shares covered by the registration statement of which this prospectus is a part have been sold or (ii) the date on which these shares may be sold without restriction pursuant to Rule 144.

The Company has agreed to indemnify each selling stockholder and certain persons related or connected to each selling stockholder against certain liabilities, including liabilities under the Securities Act or, in the event that such indemnification is unavailable because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), to contribute to the payments that the selling stockholder or such persons may be required to make in respect of such liabilities.

The Company has agreed to indemnify each of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

The Company is paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, other than brokerage commissions or underwriter discounts.

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 5,000,000,000 shares of Common Stock, par value $0.000001 per share, and 10,000,000 shares of preferred stock, par value $0.000001 per share, which are issuable in series. As of December 31, 2012, there were 2,335,266,483 shares of Common Stock outstanding and no shares of preferred stock outstanding. For information respecting recent transactions that have affected the number of shares of Common Stock outstanding, see “Prospectus Summary – Our History” on page 2.

The following table reflects the number of shares of Common Stock outstanding as a result of the Merger and the Private Placement, as well as the number of shares of Common Stock that are available for issuance after these transactions.

Shares of Common Stock Prior to the Merger	Shares of Common Stock issued in the Merger	Shares of Common Stock issued in the Private Placement	Total Shares of Common Stock Outstanding	Shares of Common Stock Available for Issuance	Authorized Shares of Common Stock
33,149	2,000,000,000	335,200,000	2,335,233,149	2,664,766,851	5,000,000,000

Common Stock

Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as the Company’s Board of Directors may from time to time determine. However, the Board does not expect to declare dividends for the foreseeable future. See “Risk Factors – Risks Related to Ownership of Common Stock – No Dividends” on page 11.

The Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and the payment of liquidation preferences, if any, on outstanding preferred stock, will be distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time.

Under Delaware law and the Company’s organizational instruments, directors are elected by plurality and the favorable vote of a majority of the shares of Common Stock present at a meeting and constituting a quorum are required to act on other matters presented for stockholder action. Delaware law permits stockholders to act by written consent, which requires a majority of the shares of Common Stock outstanding. If shares of Series A Preferred Stock were outstanding, they would have the right to elect the majority of the Directors to the Board of the Company, the power to outvote the holders of Common Stock on any other matter and to amend the certificate of incorporation. See “Preferred Stock – Series A Preferred Stock” immediately below.

Preferred Stock

The Company’s Board of Directors has authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each such series, any or all of which may be superior to the rights of the Common Stock. It is not possible to state the actual effect of the issuance of a future series of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights, preferences and privileges of that series. However, these effects might have the effect of: (a) restricting dividends paid to the holders of shares of Common Stock; (b) diluting the voting power of the holders of shares of Common Stock; (c) impairing the liquidation rights of holders of shares of Common Stock and (d) delaying or preventing a change in control of the Company.

Series A Preferred Stock

The Board of Directors has designated a series of 10,000,000 shares of preferred stock, comprising the entire number of authorized shares thereof, denominated Series A Preferred Stock, $0.000001 par value per share. No shares of this series are presently issued or outstanding.

When issued, each share of that series has 1,000 votes and, if all issued shares do not possess 51% of the voting power of the Company, all shares of that series shall nevertheless possess collectively 51% of the voting power of the Company. Furthermore, the holders of Series A Preferred Stock have the right to elect the majority of the Directors to the Board of the Company and to amend the Certificate of Incorporation to ensure the furtherance of the Company and its operations. No provision has been made for convertibility or redemption of, dividends on or liquidation rights with respect to the Series A Preferred Stock.

Anti-Takeover Effects of Preferred Stock

For a discussion of the potential anti-takeover effects of the Company’s preferred stock, see “Certain Provisions of Law and the Company’s Organizational Instruments – Preferred Stock” on page 42.

Warrants and Options

The Company has no warrants or options outstanding.

DESCRIPTION OF BUSINESS

Introduction

The Company is the parent of Urban Spaces. The Company has no material assets other than all of the outstanding shares of Urban Spaces. The Company has no plans to conduct any business activities other than obtaining or guaranteeing financing for the business conducted by Urban Spaces or assisting Urban Spaces and its local subsidiaries in obtaining such financing.

Through Urban Spaces and its subsidiaries, we acquire and develop land in urban areas primarily for the construction of condominiums on such land, principally in Latin American markets, and offer them at different prices and with varying levels of options and amenities to customers who are able to make substantial payments upon signing purchase agreements and at agreed times as construction progresses. For the foreseeable future, we do not expect our projects to exceed 25 units or to cost more than $5,000,000. Typically, a project will comprise several one- and two-bedroom units with areas from approximately 700 to 1,450 square feet and a few penthouse or luxury units of 3,200 or more square feet.

We will not provide financing to our customers and our target customer base will comprise persons who are able either to self-finance their purchases from us or obtain such financing. The source of substantially all of our revenue will be sales of these condominiums, although we may also obtain additional revenue from managing units that our customers acquire for rental. We do not have sufficient information as to the number of customers who will use these services and we have not yet determined the basis for our compensation for rendering these services; we believe that the aggregate amount that we receive for these services will not be material.

The purchase price for each condominium will be expressed in U.S. dollars and the purchaser will be required to make payments to us in that currency or in the local currency equivalent thereof on the date that the payment is made. Our intention in so doing is to reduce the effects on us of adverse currency fluctuations and devaluations, which are a risk if prices are denominated in local currency. On the other hand, we will not benefit from any strengthening of the U.S. dollar against the relevant local currency.

We may construct our projects alone or with joint venture partners. If we construct a project on a joint-venture basis, the joint venture partner will usually provide the land on which we will construct a building in exchange for an interest in the joint venture in the range of 15%-25%, depending principally upon the value of the land and the relative bargaining strength of the parties, and we will usually have responsibility for and management control over all other aspects of the project. Although we have less than a majority interest in the projects described below, it is not our intention to invest in the future in projects over which we will not have a majority interest and have management control.

We will market directly with our own commissioned sales force, by personal contact by our officers, which will not involve additional compensation to them, through real estate brokers and agents and internet websites and manage these condominiums for customers who wish to lease them on a long- or short-term basis.

We are presently involved in projects in Argentina and Venezuela, which are at the stages of development described below. We are also considering projects in Colombia and Peru.

Projects

We have investments in the following projects:

Argentina

The Chacabuco Project

Chacabuco 1353 Caba Trust, an Argentinian trust (the “Trust”), is constructing a 26-unit condominium project at Chacabuco 1353, in Buenos Aires, Argentina. Trust Estudio Peru, a Buenos Aires architectural firm that is not affiliated with the Company and its affiliates, designed and is acting as project manager for this project. Construction began in April 2010 and we have been advised that estimated cost of the project is $1,350,000. The building is approximately 90% complete. The construction was expected to be completed and the units delivered by the end of 2012, but was delayed for a few days on several occasions owing to depleted inventories of building materials or transportation strikes that caused their late delivery and work stoppages due to governmental inspections; in addition, work was stopped for about 6 weeks when the contractor for the project ceased performing due to labor problems and was replaced. The project is now scheduled to be completed during the second quarter of 2013.

GBS Capital Partners Inc., a Panamanian corporation (“GBS”), agreed to purchase substantially similar 9 loft-type efficiency units in this project specifically identified by apartment number, each having an area of 495 square feet, and advanced full payment for them to the Trust. GBS assigned its rights to receive these units to UPLLC. In the instrument of assignment, UPLLC agreed to pay GBS $750,000 in consideration of its assignment and UPLLC. This amount was originally to be paid in installments of $400,000 and $350,000, due on April 15, 2013, and April 15, 2014, respectively; the dates for these payments have been extended to October 15, 2013, and October 15, 2014, respectively. Upon completion of the project, the Trust will deed these 9 loft-type units directly to UPLLC without action on the part of GBS. For further information concerning this assignment, including the circumstances and terms of the extension of the dates for payment of the two installments of said $750,000, see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – GBS” on page 39.

The lot on which the building is being constructed is located in the San Telmo area of Buenos Aires, which is an area of that city popular with tourists and has a combination of upscale shops, restaurants, fine homes and condominiums, many of which are leased by their owners to tourists on a short-term basis. There are in San Telmo a number of projects similar to this project that have been completed or are in progress. The lot has an area of approximately 4,850 square feet, the 26 units have a total area of 12,900 square feet and the common areas in the project have an area of approximately 4,850 square feet. The structure has 7 floors. It common areas comprise parking, halls and stairways, a swimming pool, a social area with barbecues and a laundry room. The apartments will include flooring, air conditioning and heating, a kitchen area with refrigerator, stove and cabinets and wireless internet service.

When UPLLC has been deeded these 9 units, it will initially offer them for sale at prices ranging from $94,000 to $96,000, depending principally on the floor on which they are located. UPPLC has not sold or agreed to sell any of these units. Although our general target market for these units is as described above, we believe that most, if not all will be acquired by investors who will furnish them and re-lease them to tourists. To the extent that they are acquired by such investors, we will assist them in re-renting them.

We believe that we will receive approximately $850,000 from the sale of these units, which is $100,000 more than the $750,000 that we have invested, before deducting sales commissions (which will range from nothing, if we sell a unit through personal contact to 1% if we sell it through a broker), real property transfer taxes (1.5 to 2.5% of the sales price) and monthly costs, including maintenance fees and utilities, of approximately $150. However, until these units are sold, no assurance can be given as to the price that will be paid for a unit (which could be less than the price at which we initially plan to offer it for sale), the sales commissions that will be paid, the exact amount of transfer tax that will be paid or the monthly costs that will have accrued between the time that we receive a unit and the time of its sale. Accordingly, we cannot predict the profit or loss that will result from such sale.

For further information respecting GBS, the interest of our president in GBS, the by GBS of its right to these units and the terms of the payment of the $750,000 owed by UPLLC to GBS, see “Directors, Executive Officers and Control Persons – Related Parties – GBS” on page 39.

Venezuela

The Los Naranjos 320 Project

This project (the “Las Naranjos 320 Project”), which we will promote and manage, is located at Los Naranjos de Las Mercedes, Lot 320, in Caracas Venezuela. The project manager is Guillermo Mendez, a civil engineer, with offices in Caracas who has overseen the construction of over 100,000 square feet. The lot on which the project is located is in a neighborhood populated by upper middle-class families, mainly comprising. Individually gated homes. A number of lots in this community are being purchased with a view to demolishing the existing structures and building condominiums.

The building will have 9 units on 4 floors, as follows: (i) one 1-bedroom unit, with an area of 720 square feet, (ii) six 2-bedroom units, with areas between 890 and 1,290 square feet, (iii) two 3-bedroom penthouse units, with areas of 1,450 and 2,150 square feet. The total area of these 9 units is approximately 11,800 square feet and the project has approximately 7,500 square feet of common areas, including a lobby, hallways and staircases, parking and a roof-top social area.

The lot on which the project is located has an area of 6,460 square feet and is owned by Promotora Alon-Bell, C.A., a Venezuelan corporation (“Alon-Bell”), all of whose outstanding shares are held by GBS Real Estate Fund I, LLC, a Florida limited liability company (“GBS Fund”), which was formed in March 2013 solely for the purpose of obtaining financing for and developing this project. GBS is the managing member. GBS Fund acquired these shares and we acquired an interest in GBS Fund as follows:

•	On February 10, 2012, Oscar Brito entered into a contract with the holders of all of the outstanding shares of Alon-Bell (the “Alon-Bell Contact”), which holds legal title to the land, for the acquisition of these shares for the purchase price in local currency that was equivalent to $520,000. These holders are unrelated to the Company and its affiliates.

•	Mr. Brito personally paid $150,000 to these stockholders in installments over the next several months.

•

On April 20, 2012, Mr. Brito assigned his interest under the contract to UPLLC in exchange for a promissory note payable to him in the principal amount of $150,000. This promissory note is due on April 20, 2015, and will accrue interest at the rate of 11% per annum.

•

GBS Fund raised $420,000 from investors, of which $370,000 was used to pay these stockholders the balance due under the contract and $50,000 was used to defray architectural fees, demolition and construction permits and other preliminary expenses. UPLLC entered into a subscription agreement with GBS Fund to acquire for $150,000 membership interests in GBS Fund, which is one of these investors, for $150,000, representing an interest of 26.31% therein.

•

On December 3, 2012, UPLLC satisfied its obligation under its subscription agreement with GBS Fund by assigning its rights under the Alon-Bell Contract to GBS Fund in lieu of the payment of cash and received in exchange the aforesaid membership interests.

•	The shares of Alon-Bell were registered in the name of GBS Fund on December 16, 2012.

GBS Fund was formed on February 14, 2012, for the sole purpose of acquiring the shares of Alon-Bell, obtaining funds for the development of this project and constructing and selling units in the project upon its completion. It has and the Company has been advised that it does not intend to have other operations. The persons from whom GBS Fund acquired the Alon-Bell shares are unrelated to it, GBS Fund or Mr. Brito and his affiliates.

GBS Fund is in the process of qualifying to do business in Venezuela in order that it can act as the developer of the project. It is expected that such qualification will be completed in the second quarter of 2013. The Company has been informed by GBS Fund that such qualification is normally a routine matter, but has been delayed beyond the first quarter of 2013, when it was expected to occur, because of the slowdown in the provision of government services which began with the death of Hugo Chavez and has continued through the election for his successor and the continuing disputes concerning the results of that election. Upon such qualification, Alon-Bell will be liquidated such that the land and all of its other assets, which are of nominal value, will be held by its sole stockholder, GBS Fund. In the event that GBS Fund does not become qualified to do business in Venezuela, Alon-Bell will not be liquidated and GBS Fund will develop the project through Alon-Bell.

We expect to make further investments in, and provide management, promotional and other services to, GBS Fund; as a result, we expect our interest in GBS Fund to increase from 26.31% to approximately, but not more than, 57%.

The total cost of this project is expected to be approximately $1,900,000. As indicated above, as of the date of this Prospectus, $570,000 has been invested in this project, approximately $520,000 having been spent for the shares of Alon-Bell, which owns the land on which the project will be constructed, and the remainder for the expenses described above. The balance of the total cost of the project is expected to be received approximately as follows:

•	The project has presold the 1,450-square-foot penthouse unit for $400,000, of which $150,000 has been received by GBS. The balance of $250,000 was due by February 28, 2013, but GBS Fund has agreed with the obligor to defer payment until ground is broken, which the Company believes will occur in the second quarter of 2013.

•	A loan of $350,000 from a local lender, on terms to be negotiated. GBS Fund has not yet identified a lender. We plan to complete this loan by the end of the second quarter of 2013.

•	Additional pre-completion sales and payments of $180,000 from time to time as construction progresses. It is intended to make pre-completion sales as late as possible because the discounts from anticipated list price that are required to made in order to induce persons to acquire units in the pre-construction stage decrease as construction progresses.

•	Further cash investments during 2013 of $400,000 in GBS Fund, in which we plan to participate to an as yet undetermined extent on the basis that we will acquire additional membership interests in GBS Fund. To the extent that we do not make investments, GBS Fund will seek funds from other investors. GBS has not yet sought sources for these funds, since they will not be needed until later in the construction process and has advised us that it has not yet determined whether it will seek such funds by offering membership interests or by borrowing them. To the extent that we make further investments, the funds will be provided from amounts that we will raise to meet our capital needs. For further information as to our capital needs and our prospects for satisfying them, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 32. We can give no assurance as to when or whether we will be able to obtain these funds.

Demolition and construction permits have been applied for and we expect that they will be routinely granted. It is expected that the process of demolition and construction will begin by the end of the second quarter of 2013.

As indicated above, one of the penthouse units has been presold. Other units are expected to be sold as the project progresses. The total list price for all of the units will be approximately $3,500,000, but no assurance can be given that it will be possible to sell them at prices that will aggregate this amount.

Las Naranjos 450 Project

This project (the “Los Naranjos 450 Project”), which we will promote and manage, is in its planning stage; no contracts have yet been entered into and no permits have yet been applied for. The project manager is Guillermo Mendez, who is the project manager of the Las Naranjos 320 Project. The project will be located at Los Naranjos de Las Mercedes, Lot 450, in Caracas, Venezuela, in the same neighborhood and a few blocks away from the Las Naranjos 320 Project. This land, which is valued at $700,000 and has an area of approximately 7,500 square feet, is owned by LM 1109, C.A., an unrelated entity (“LM1109”). The sole stockholder of LM1109, Carlos Artiles, a Venezuelan architect, will serve as project manager without additional compensation and we expect to enter into an agreement with Sr. Artiles under which we will receive 70% of the shares in LM1109 in consideration of our investing in and obtaining funding for the project as described below. It is expected that permits will be obtained by the end of the second quarter of 2013 and that construction will begin as soon as possible thereafter.

This project will have 9 units, from 1 to 3 bedrooms having areas from 915 to 2,150 square feet; the number of units or each size has not been determined. The total area of these 9 units will be approximately 11,800 square feet and the project will have approximately 8,600 square feet of common areas, including a lobby, hallways and staircases, parking and social areas.

The total list price for all of the units is expected to be approximately $4,500,000, but no assurance can be given that it will be possible to sell them at prices that will aggregate this amount.

The total cost of this project, exclusive of land, is expected to be approximately $1,300,000, which is expected to be financed approximately as follows:

•

Preconstruction and precompletion sales of $300,000. We intend to pre-sell one or a few units as soon as possible after we have obtained construction permits and others as necessary during construction to provide funds.

•	A loan or loans of $500,000 from one or more local lenders, on terms to be negotiated. We have not yet identified a lender, but expect to complete a loan by the end of the second quarter of 2013.

•

Further cash investments of $500,000 in the Venezuelan entity, which we will make from time to time as construction proceeds. These funds will be provided from amounts that we will raise to meet our capital needs. For further information as to our capital needs and our prospects for satisfying them, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 32. We can give no assurance as to when or whether we will be able to obtain the amounts that we plan to invest in this project.

Delays in the Las Naranjas 320 Project and the Las Naranjas 450 Project Due to Political Conditions in Venezuela

The death of Hugo Chavez, President of Venezuela, in March 2013 and the ensuing political campaign for the election of his successor has affected businesses generally in Venezuela because they have resulted in delays in governmental administrative processes. We have been particularly affected by the fact that the director of the agency of the Venezuelan government agency that issues environmental permits was removed from office immediately prior to the death of Sr. Chavez and was not replaced until mid-April 2013, with the result that we have not received permits when we expected. We believe that the permitting process for our Venezuelan projects will be delayed for as much as a few more months as governmental agencies deal with backlogs. In addition, although the Venezuelan election resulted in the declaration of a successor to Sr. Chavez, the election was close and is being contested. It is possible that civil unrest and political demonstrations in connection with such contestation may continue to delay timely governmental action with respect to the permits that are required for these projects.

Marketing and Sales

Our potential customers will be highly liquid persons or persons who have the ability to borrow, such that, in either case, they will be able to make a substantial payment to us when they sign a contract for the purchase of a unit, make progress payments at prescribed points specified in the contract and make the final payment due upon delivery of the unit. We plan to market through brokers, by personal contact by members of our management and through websites. We do not plan to have a permanent sales staff or, except when brokers hold “open houses,” to have sales personnel located at our projects.

Legally, the process of creating and selling condominiums in Latin American countries is similar to that in the United States. Condominium units and common areas in a building and the land on which it is situated are created by a legal instrument pursuant to a statute. This instrument will also provide for the governance of the property, typically, by a board of directors appointed by the entity that constructs the project until it is sold or nearly sold and thereafter elected by the owners of the units. The board of directors will adopt rules and regulations to which the owners of units and the use of common areas are subject.

When a customer decides to purchase a condominium, he will enter into a contract of purchase and sale, the contents of which will vary in accordance with the unit and project of which it is a part and the applicable provisions of law respecting condominiums and real property generally under the laws of the country in which it is constructed. This agreement will describe the unit to be purchased; the price for the unit; the specifications for the unit and the options and amenities to be included with it; the initial, progress and final payments and, in the case of progress payments, the times at or the milestones upon the occurrence of which they are to be made; the delivery date for the unit and the reasons, such as labor disruptions and unforeseeable events, for which it may be deferred without liability; the warranties, if any, that will be given to the purchaser with respect to the property that he is purchasing, which may be additional to those given to the purchaser in the deed for the property and to those mandated by law; an escalator clause for labor and material costs, where lawful; the rights of the parties to terminate the contract and the remedies of the parties; and other matters that the parties deem desirable or are customary. When the construction of the unit and the property is completed, we will deliver a deed to the customer upon the completion of the payment of the purchase price.

Project Management

We will develop each project through an entity established for that purpose. Rather than have an internal project management staff, once we have acquired the land on which a project will be constructed (either directly or through a joint venture partner), we will retain the services of a local engineer, architect or other person with expertise in overseeing construction projects, who will manage the project and who will receive as compensation a nominal salary and approximately 8% to 10% of the profits of the project. Through him, the local entity will enter into contracts for the construction of the building and its adjacent areas and landscaping; hire labor, to the extent not provided under construction contracts; purchase materials, to the extent not purchased under construction contracts; retain the services of local real estate brokers and arrange for advertising; and contract for other goods and services required to complete the project. He will be responsible for assuring that the project is completed on time, in accordance with its specifications and within its prescribed cost.

Construction Materials

We believe that the materials required for construction of our products will be readily available in local markets and that, in most cases, they will be locally produced. At present, we believe that it will be possible to acquire imported materials to the extent necessary, at higher cost than local materials. Nevertheless, it is possible that the supply of such materials may be disrupted or that their cost may rise (see “Risk Factors – Risk Factors Related to Our Business and Industry – Supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries” on page 9). We intend to provide in each contract for the purchase of a unit for escalation in its price in the event that the cost of materials increases above a prescribed level during the period from the signing of a contract of purchase for a unit to its delivery in countries, including Argentina, where such a provision is legally permissible. In countries, including Venezuela, where such a provision is not legally permissible, we will estimate increases in such costs over such period and take this estimate into account in establishing the contract price for the unit, but we can give no assurance that we will be able to make such estimate accurately or be aware of all existing or future factors that might affect such costs. Our failure accurately to make such estimate could adversely our profit on the unit or could even result in a loss.

Labor

We believe that labor for construction of our products will be readily available. As noted above (see “Risk Factors – Risk Factors Related to Our Business and Industry – Supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries” on page 9), labor disruptions as a result of strikes or political demonstrations occur more often in Latin America than in the United States. We intend to provide in each contract for the purchase of a unit for escalation in its price in the event that labor costs increase above a prescribed level during the period from the signing of a contract of purchase for a unit to its delivery in countries, including Argentina, where such a provision is legally permissible. In countries such as Venezuela, where such a provision is not legally permissible, we will estimate increases in labor costs over such period and take this estimate into account in establishing the contract price for the unit, but we can give no assurance that we will be able to make such estimate accurately or be aware of all existing or future factors that might affect such costs. Our failure accurately to make such estimate could adversely our profit on the unit or could even result in a loss.

Warranty

The laws of Argentina and Venezuela impose liability for defective construction of a building on the person or entity that built it and the architect or engineer that designed it; the seller is liable on if it also had acted in one of those capacities. Accordingly, since we plan to enter into construction contracts with third parties for the buildings that will contain the condominiums that we will sell, we will not be liable to our customers for construction defects in those countries. We will have the opportunity to inspect buildings before we accept them and to require the builder to repair defects. Nevertheless, we will absorb the costs of repairing minor defects, such as uneven plastering, poorly hung doors and improperly aligned cabinets, that escape our preacceptance inspection. We do not expect these costs to be material.

In the event that we construct buildings in jurisdictions in which such liability is imposed on sellers of real property, we plan to limit our liability contractually and will consider the possible cost of such imposition of liability in setting prices for our condominiums.

Latin American countries impose statutory warranties of title on sellers of real property; we do not believe that we will have liabilities thereunder.

Competition

We compete primarily in the luxury condominium segment of the condominium industry on the basis of location, price, quality, reputation, design, amenities, and our customers' overall sales and homeownership experiences. The condominium industry in the markets in which we operate or intend to conduct operations is fragmented and highly competitive. We do not believe that any of our competitors in these areas has as much as 5% of the number or value of the condominiums constructed in these markets. In each of these markets, there are numerous builders of condominiums with which we will compete and our market share is expected to be less than 1% of the units built or the value of the units sold. We will also compete with sales of existing housing inventory, and any provider of housing units, for sale or for rent, including apartment operators and businesses that convert apartments into condominiums, may be considered a competitor.

Seasonality

In countries that lie near the Equator, such as Venezuela, where temperatures are nearly constant, we do not expect that our construction operations or sales will be materially impacted by seasonality. In countries where there are greater changes of temperature during a year, we expect that both our construction activities and sales will occur at a slower place during the colder portions of the year than they will during the warmer portions.

Regulation

Our operations are subject to regulations imposed and enforced by various governmental authorities. These regulations may be complex and include building codes, land zoning and similar restrictions, health and safety regulations, labor practices, marketing and sales practices, environmental regulations and various other laws, rules, and regulations. Collectively, these regulations have a significant impact on the site selection and development of our properties, our designs and construction techniques, our relationships with customers, employees, and suppliers/subcontractors, and other aspects of our business. The applicable governing authorities frequently have broad discretion in administering these regulations, including inspections of condominiums prior to their delivery to customers.

In the United States, our only operations will be obtaining financing for our foreign projects. As such, we will be subject to state and federal securities laws if we issue securities in connection with such financing. We are also required by Section 15(d) of the Exchange Act to file periodic reports with the SEC, including an annual report containing audited financial statements. We will also be required to file Federal and State tax returns. The costs associated with these matters and the amount of time expended by management in connection therewith may be material.

In the foreign counties where we have projects, our most significant regulatory burden is obtaining construction permits. Generally, construction permits (including requisite environmental permissions) are routinely granted in 90 to 120 days, provided that sufficiently detailed plans and other documents necessary to support the issuance of the permit are submitted. While the cost of obtaining these permits is not expected to be material, there is a material amount of management time involved in obtaining them. Environmental laws are not as fully developed in these countries as they are in the United States and we do not expect to expend material amounts in connection with complying with them or to experience delays as a result of them. We will also be required to file tax returns in these countries, but do not expect to incur material costs in connection with doing so.

In addition to existing regulations, more stringent requirements could be imposed in the future, thereby increasing the cost of compliance and potentially adversely affecting our profitability.

Employees

As of December 31, 2012, we had 1 employee, namely, the Company’s president. While we intend to hire other employees, we intend, as indicated above under “Project Management,” to manage our projects through independent project managers and not to hire an internal sales staff. A project manager will typically receive a fee of approximately 7% of construction costs, including the costs of materials and labor.

DESCRIPTION OF PROPERTY

In addition to the properties on which our projects are located (see “Business – Projects” on page 26), beginning in the second quarter of 2013, we will have an office near the Los Naranjos 320 Project and the Los Naranjos 450 Project, in a shared office space facility on a month-to-month basis, at a rental of $1,300 per month. We plan to rent like facilities for our other projects, as and when needed. Our office at 888 Brickell Key Drive, Miami, Florida, comprising approximately 780 square feet, is being provided by the Company’s president, Oscar Brito, without cost.

LEGAL PROCEEDINGS

We are not a party to nor do we expect the institution of any litigation by or against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The financial data for discussed below are derived from the audited consolidated financial statements of the Company as at December 31, 2012, which were prepared and presented in accordance with generally accepted United States accounting principles. These financial data are only a summary and should be read in conjunction with the financial statements and related notes contained elsewhere herein, which more fully present our financial condition and operations as at that date. We do not believe that the results set forth in these consolidated financial statements are necessarily indicative of our future performance.

Overview

In the period ended December 31, 2012, which started with the incorporation Urban Spaces on April 3, 2012, we acquired the right to receive 9 condominium units and commenced the projects that we are now developing (see “Business – Projects” on page 26). We conducted no business prior to that date. Costs of $73,277 were incurred, comprising $10,641 for general and administrative expenses, $11,250 for salary and $51,386 for interest. As of December 31, 2012, we had no cash, assets of $815,984 and total liabilities of $1,147,261.

The Company is a development stage company and there is substantial doubt about our ability to continue as a going concern because we will need a substantial amount of additional capital to continue our operations. No assurance can be given that any additional capital can be obtained or, if obtained, will be adequate to meet our needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted or we could be forced to terminate operating.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent auditors have included in their report on our consolidated financial statements included in this Prospectus a statement that raises substantial doubt about our ability to continue as a going concern. See “Our Ability to Continue as a Going Concern” on page 1 and the Risk Factors referenced under that caption.

The following discussion does not include comparisons with prior periods because, under applicable accounting rules, the Company commenced business on April 3, 2012, and therefore, there are no prior periods with which comparisons may be made.

Our consolidated financial statements include only the period commencing with the inception of our business on April 3, 2012, and do not include those of the Company, which was incorporated on December 10, 2007, and which never conducted any business. Accordingly, these financial statements are those of Urban Spaces, Inc., which was the accounting acquirer in the merger which is discussed under the caption, “Our History – The Merger,” on page 2.

The Company raised $40,000 in a private placement and paid the proceeds to Richard Astrom, who served as the Company’s president and sole director until August 13, 2012, pursuant to the provisions of the Merger Agreement. For further information, see “Our History – The Merger” on page 3 and “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 38.

Results of Operations

The following table summarizes the operating results of the Company for the period beginning with inception on April 3, 2012, and ending December 31, 2012:

Fiscal Year 2012 (through December 31, 2012)

Net Sales	$0

Operating expenses:

General and administrative	21,891

Loss from operations	$(21,891)

Interest	$51,386

Net loss	$(73,277)

Discussion of Significant Financial Components

Period Ended December 31, 2012

Sales: We did not generate any revenue. During this period, we organized our business, acquired our interest in GBS Fund and acquired the right to receive 9 condominium units in Venezuela that are in the process of construction, which we will offer for sale when they are delivered to us upon their completion, and made plans for other condominium projects, as described above.

General and Administrative Expenses: General and administrative expenses incurred during this the period were $21,891, of which $11,250 was for salary.

Loss from Operations and Net Loss: During this period, our loss from operations $21,891 and our net loss was $73,277.

Interest Expense: Interest expense for this period was $51,386.

Liquidity and Capital Resources

As of December 31, 2012, we had no cash. We financed our operations from the inception of our business on April 3, 2012, through December 31, 2012, primarily through a payment of $150,000, made in cash by Oscar Brito for partial payment for acquisition of shares of Alon-Bell, which rights were first assigned to UPLLC and then transferred by UPLLC to GBS in exchange for our 26.31% interest in GBS Fund, which is constructing the Las Naranjos 320 Project. See “Business – Projects –Venezuela – The Las Naranjos 320 Project” on page 26.

The following table provides a summary of our net cash flows from operating, investing, and financing activities for this period.

	Common Stock		Additional Paid-In Capital	Deficit Accumulated during Development
	Shares	Amount	Amount	Stage	Total
Balance April 3, 2012 (date of inception)	66,483	$ ---	---	---	---
Common stock issued in Merger[1]	2,000,000,000[1]	$ 2,000	$ ---		$ 2,000
Private Placement	335,200,000	$ 335	$ 39,665		$ 40,000
Surrendered[2]	(33,334)		$ ---		$ ---
Net Loss	---	---	---	$ (73,277)	$ (73,277)
Balance at December 31, 2012	2,335,233,149		$ 2,335	$ (73,277)	$ (73,277)

1 Resulting from shares of Urban Spaces which were converted into 2,000,000,000 shares of Common Stock by virtue of the Merger.
2 Surrendered in satisfaction of a condition set forth in the Merger Agreement.

The Company believes that it will require approximately $4 million to fund its operations for the next 12 months. The Company plans to fund its activities, including those of Urban Spaces, during the balance of 2013 and beyond through the sale of debt or equity securities, preconstruction sales of condominiums and/or deposits on condominium units sold after construction of a project commences but before these units are delivered. The ability of the Company to obtain funding from pension funds in Argentina has been restricted by the recent nationalization of the largest Argentine pension funds. The Company believes that it will be able to obtain funding for its projects from other private lenders, but can give no assurance that it will be successful in so doing or that such financing, if available, will be on acceptable terms.

In Latin American countries, the proceeds of these preconstruction sales and deposits are not held in escrow pending closing, but may be used freely. Most commonly, the Company will make a preconstruction sale of one or a few penthouse or luxury condominiums in a project at a discount of 15%-25% from their list price. This discount approximates the rate of interest that the Company would pay for borrowed money in these countries. Such preconstruction sales and deposits are respectively expected to provide approximately 10% to 25% of a project’s costs. We believe that we will receive approximately $650,000 from preconstruction sales and deposits from the Las Naranjas 320 Project and the Las Naranjas 450 Project over the next 12 months.

We believe that we will receive approximately $850,000 from the sale of the 9 condominium units which we are acquiring in the Chacabuco Project, which is $100,000 more than the $750,000 that we have invested. However, until these units are sold, no assurance can be given as to what amount we will receive from such sale and accordingly, the profit or loss that will result from such sale.

On August 13, 2012, the Company issued a promissory note payable to Richard S. Astrom in the principal amount of $260,000. This promissory note is due on August 13, 2013, bears interest at the rate of 0.24% per annum and is secured by a Pledge Agreement, dated as of August 13, 2012, between the Company and Mr. Astrom, under which the Company pledged the shares of Urban Spaces to Mr. Astrom. The circumstances under which the promissory note was issued and the pledge agreement signed are set forth under the caption “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Agreement” on page 38. On April 13, 2012, UPLLC entered into an agreement with GBS under which GBS assigned to UPLLC and UPLLC agreed to pay $750,000 to GBS. The obligation of UPLLC to pay GBS is secured by a Pledge Agreement, dated April 13, 2012, between Urban Spaces and GBS, under which Urban Spaces pledged its membership interests in UPLLC to GBS. The circumstances under which the promissory note was issued and the pledge agreement signed are set forth under the caption “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – GBS” on page 38.

While the Company is not in default under the promissory note that it issued to or the pledge agreement that it entered into with Mr. Astrom, it does not presently have funds available to pay the note when due; likewise, while UPLLC is not in default under its obligation to pay $750,000 to GBS and Urban Spaces is not in default under the pledge agreement that it entered into with GBS, Urban Spaces does not presently have funds available to pay GBS when required to do so. The amount of the funds required for the Company to pay the promissory note to Mr. Astrom and for UPLLC to pay its obligation to GBS is included in the $4 million that the Company will require to fund its operations for the next 12 months. The Company plans to obtain such funds through the sale of debt or equity securities and from any profits that it receives from the Chacabuco project, rather than from preconstruction sales of condominiums and/or deposits on condominium units sold after construction of its other projects commence but before these units are delivered. In the event that we are unable to pay Mr. Astrom or GBS when required to do so, we intend to ask for extensions of due dates, but Mr. Astrom is not obligated to do so and GBS is obligated to do so only if and to the extent that the 9 units comprising the Chacabuco project are delivered after May 31, 2013. Further, the Company has no information as to whether or on what terms any such extension would be granted.

We can give no assurance that any of the funding described above will be available on acceptable terms, or available at all. If we are unable to raise funds in sufficient amount, when required or on acceptable terms, we may have to significantly reduce, or discontinue, our operations. To the extent that we raise additional funds by issuing equity securities or securities that are convertible into the Company’s equity securities, its stockholders may experience significant dilution.

Contractual Obligations

The following table sets forth information with respect to our known contractual obligations as of December 31, 2012, setting forth their types and the times at which they are due.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	0	610,000	550,000	0	0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	0	0	0	0	0
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on Our Balance Sheet under GAAP	0	0	0	0	0
Total	0	610,000	550,000	0	0

Off-Balance Sheet Arrangements

None.

Controls and Procedures

Following the effectiveness of the registration statement of which this Prospectus forms a part, pursuant to Section 404 of Sarbanes-Oxley, the Company’s management will be required to report on the effectiveness of its internal control over financial reporting in each of its annual reports, commencing with its first annual report after the Company has been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which the Company anticipates will be its annual report for the year ended December 31, 2013. While we plan to implement controls and procedures, we have not yet done so. If we fail to do so, we may not be able favorably to assess the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2013 or beyond. If this occurs, investor confidence and the price of the Common Stock could be adversely affected.

Risks and Uncertainties

We operate in an industry that is subject to rapid and sometimes unpredictable change. Our operations will be subject to significant risk and uncertainties, including financial, operational and other risks, including the risk of business failure. Further, as noted in this Prospectus, in order to develop its business, the Company will require substantial capital resources. See for a full statement of the risks and uncertainties to which the Company is subject, see “Risk Factors” on page 5.

Critical Accounting Policies and Estimates

Use of Estimates.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Revenue Recognition.

The Company followed the guidance of the SEC’s Staff Accounting Bulletin No. 104 for revenue recognition. The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements.

JOBS Act

Section 102(b)(1) of the JOBS Act provides that, as an emerging growth company, the Company (A) need not present more than 2 years of audited financial statements in order for the Company’s registration statement with respect to an initial public offering of the Company’s common equity securities to be effective, and in any other registration statement that the Company files with the SEC, the Company need not present selected financial data prescribed by the SEC in its regulations for any period prior to the earliest audited period presented in connection with the Company’s initial public offering; and (B) may not be required to comply with any new or revised financial accounting standard until such date that a company that is not an issuer (as defined under section 2(a) of Sarbanes-Oxley is required to comply with such new or revised accounting standard, if such standard applies to companies that are not issuers. The term ‘‘issuer’’ generally means any person who issues or proposes to issue any security, the securities of which are registered under section 12 of the Exchange Act or that is required to file reports under section 15(d) of the Exchange Act, or that files or has filed a registration statement that has not yet become effective under the Securities Act and that it has not withdrawn.

While the Company is permitted to opt out of these provisions of the JOBS Act, it has not done so and do not intend to do so. As a result, our financial statements may not be comparable to companies that that elect to opt out of these provisions.

MARKET PRICE, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

The Common Stock is quoted on OTCQB under the symbol “MSPC.” The following table sets forth the quarterly high bid and low bid prices for the Common Stock quoted on Pink Sheets for the last two fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. The Common Stock has been very thinly traded and such trading has been extremely limited, sporadic and highly volatile: during 2011, approximately 2,700 shares were traded at prices ranging between $0.10 and $4.70; during 2012, approximately 700 shares traded at prices ranging between $0.08 and $0.26; and in 2013, no shares have traded. The Company does not believe that the pricing of the Common Stock and its trading range since January 1, 2011, necessarily represent its fair market value or that such data are a good indicator of the prices at which the Common Stock may trade in the future.

Quarter Ended	Bid High	Bid Low

Fiscal Year 2013
June 30, 2013 (through May 9, 2013)	$0.08	$0.08
March 31, 2013	$--	$--

Fiscal Year 2012
December 31, 2012	$0.080	$0.010
September 30, 2012	$0.080	$0.012
June 30, 2012	$0.010	$0.012
March 31, 2012	$0.120	$0.012

Fiscal Year 2011
December 31, 2011	$0.115	$0.110
September 30, 2011	$0.110	$0.010
June 30, 2011	$0.110	$0.110
March 31, 2011	$0.250	$0.010

As of April 30, 2013, there were 2,335,233,149 shares of Common Stock issued and outstanding of which only 21,524 shares were free trading. At that date, there were 69 holders of record of the Common Stock and an indeterminate number of stockholders holding Common Stock in street name.

The Company has never declared or paid cash or other dividends on the Company’s capital stock. The Company currently intends to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

There are (i) no shares of Common Stock that are subject to outstanding options or warrants to purchase, (ii) no securities that are convertible into shares of Common Stock, (iii) no shares of Common Stock that may be sold pursuant to Rule 144, (iv) except for the shares offered by this Prospectus, no shares of Common Stock that the Company has agreed to register under the Securities Act for sale by security holders and (v) no shares of Common Stock that are being or have been publicly proposed to be, publicly offered by the Company, the offering of which could have a material effect on the market price of the Common Stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth information about the Company’s directors and executive officers as of the date of this Prospectus:

Name	Age	Position

Oscar Brito	40	President; Director

Mr. Brito founded Urban Spaces in April 2012 and has been its president since that time. On August 13, 2012, he was elected as Director, President, and Acting Chief Financial Officer of the Company. He also co-founded GBS Capital Partners, Inc. (“GBS”) in 1997, and has served as its Managing Partner since its founding. Since the Merger, Mr. Brito has been inactive in GBS’ business and management, but GBS has not formally replaced him as its president. GBS is in the business of assisting its clients in raising capital and providing them with business advice and in investing in real estate and other project projects for its own account. Since its inception, GBS has assisted its clients in raising approximately $350 million in several financial transactions, of which approximately $200 million involved real estate, and has made investments of approximately $8 million on its own account in several projects, including the Bulgari Hotel in London, England. In 1995, Mr. Brito received a law degree from Universidad Catolica Andres Bello in Caracas, Venezuela, and in 2005, received an MBA from Duke University in Durham, North Carolina.

Mr. Brito will serve as a director until the next annual meeting of the Company’s stockholders or until his successor has been elected and duly qualified. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement. There was and is no arrangement or understanding between any director or officer of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and, to the Company's knowledge, there is no arrangement, agreement, plan or understanding (a) as to whether non-management stockholders will exercise their voting rights to continue to elect the current directors to the Company’s board and or (b) between non-management stockholders and management under which non-management stockholders may directly or indirectly participate in or influence the management of the Company’s affairs.

The prior experience of Mr. Brito in real estate, as well as his general business experience and his financial interest in the Company, led to the conclusion that he was a desirable person to serve as a director.

Family Relationships

None.

Related Party Transactions

The following describes transactions for the three years ended December 31, 2012, or any currently proposed transactions, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”):

Employment Arrangement

Since the inception of Urban Spaces, Mr. Brito has received a salary of $1,250 per month from Urban Spaces and is to be repaid for his expenses under arrangements that have not been formalized. None of such salary has been paid and has been accrued as debt on the Company’s consolidated financial statements. When the board of directors has been increased such that Mr. Brito is no longer the sole director of the Company, it is intended that a compensation committee will be formed and that it will negotiate and approve a formal agreement for his compensation as president and a director, which may include cash compensation at a higher level than at present and incentive compensation, which may comprise stock options, performance units, profit sharing, restricted stock and/or other forms of incentive compensation. The Company believes that the arrangement for Mr. Brito’s compensation was and remains fair to the Company.

Exchange Transaction

Prior to the Merger, Richard S. Astrom owned 10,000,000 shares of the Company’s Series A Preferred Stock and was owed $170,146 for advances that he had made to the Company, which indebtedness was carried as related party debt on the books of the Company. In satisfaction of a condition precedent to the Merger, Mr. Astrom and the Company entered into an Exchange Agreement, dated as of August 13, 2012, pursuant to which these 10,000,000 shares of the Company’s Series A Preferred Stock owned by him were exchanged for $40,000 in cash and a promissory note of the Company payable to him in the principal amount of $260,000. This promissory note is due on August 13, 2013, bears interest at the rate of 0.24% per annum and is secured by a Pledge Agreement, dated as of August 15, 2012, between the Company and Mr. Astrom.

This Pledge Agreement provides, among other things, that all of the shares of Urban Spaces are pledged to Mr. Astrom to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the obligations of the Company under the Promissory Note. In the event that the Company were to default under the Promissory Note, Mr. Astrom would be entitled to foreclose on and sell the shares of Urban Spaces at a public or private sale and apply the proceeds of such sale to satisfy the Promissory Note. Inasmuch as all of our operations are conducted through Urban Spaces, the result of such sale would be that the Company would have no operations and the holders of its Common Stock would lose all or substantially all of their investment.

GBS

On April 20, 2012, GBS assigned to UPLLC the right to receive the 9 condominium units described under the caption “Business – Projects – Argentina – The Chacabuco Project” on page 28 from GBS in exchange for the agreement of UPLLC to pay $750,000 to GBS without interest in installments of $350,000 on April 15, 2013, and of $400,000 on April 15, 2014. GBS orally represented to UPLLC that these units would be delivered to UPLLC by the end of 2012, but such delivery has not yet occurred owing to delays in the project. On March 22, 2013, GBS and UPLLC entered into an agreement under which (i) GBS represented that the units will be delivered by May 30, 2013, (ii) extended the above due dates to October 15, 2013 and 2014, respectively, (iii) in the event that the units are not delivered by May 30, 2013, provided for the automatic extension of each of these due dates by the number of days that elapse after that date until delivery and (iv) released GBS from liability for the inaccuracy of its representation that these units would be delivered to UPLLC by the end of 2012.

The Pledge Agreement provides, among other things, that all of the membership interests in UPLLC owned by Urban Spaces are pledged to GBS to secure the obligations of UPLLC to pay GBS $750,000 under the instrument whereby GBS assigned the right to receive the 9 units comprising the Chacabuco project to UPLLC. In the event that the UPLLC were to default in this obligation, GBS would be entitled to foreclose on and sell these membership units at a public or private sale and apply the proceeds of such sale to satisfy this obligation. The result of such sale would be that Urban Spaces would no longer own UPLLC, which could materially and adversely affect the Company and the holders of its Common Stock.

The Company believes that, in light of the fact that GBS acquired these units at preconstruction prices when financing for the project was not yet fully in place, the fact that the project was relatively advanced when the units were assigned to UPLLC, the rate of inflation in Argentina and the general increase in real estate prices in that country, the price of the assignment was fair to UPLLC.

GBS Fund

Oscar Brito was involved personally in the acquisition by GBS Fund of the land on which the Las Naranjos 320 is to be constructed. For a description of his role therein, payments made by him, transfers made to and by him and the promissory note issued to him by UPLLC in connection with his transfer of certain rights to UPLLC, see the first paragraph of “Business – Projects –Venezuela – The Las Naranjos 320 Project” on page 26. Mr. Brito has no present personal interest in this land.

GBS, in which Mr. Brito holds one-third of the shares, is the founder and manager of GBS Fund. It was intended and we orally agreed that GBS Fund would receive the following management fees under its operating agreement: (i) an annual fee of 2% of the amounts invested in GBS Fund by its members and (ii) an additional fee equal to 7% of the total project costs for the Las Naranjas 320 Project. These project costs were to have included the value of the land, building materials, labor, professional fees and project manager fees. However, owing to a drafting error, the operating agreement did not provide for any such fees. GBS Fund has advised us that it intends to ask its members to amend the operating agreement to provide for these fees and if it does, we intend to vote in favor of such amendment. We believe that these fees are fair, reasonable, competitive with fees charged by similar funds in Venezuela and that substantially all of them will be used to defray the expenses of GBS Fund associated with the Las Narajas 320 and its own administration. Mr. Brito receives no compensation from GBS Fund.

Board Ratification

On August 13, 2012, following the election of Mr. Brito as a director and the resignation of Richard Astrom as a director, the new board ratified, confirmed, adopted and approved all resolutions adopted by Mr. Astrom, as sole director of the Corporation, in connection with the adoption, approval and consummation of the Merger Agreement and all instruments executed and actions taken by him, as President of the Corporation or otherwise, pursuant to said resolutions.

Involvement in Certain Legal Proceedings

None of the Company’s directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters, if any, that were dismissed without sanction or settlement.

Director Compensation

Currently, the Company is not paying its directors any cash or other compensation. In the future, the Company may consider appropriate forms of compensation, including cash compensation and the issuance of Common Stock and stock options.

Director Independence

Currently, the Company does not have any directors who are independent. The Company has used the definition of “independent director” set forth in NASDAQ Stock Market Listing Rule 5605(a)(2) to make this determination. This rule provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. This rule further provides that a director cannot be considered independent if:

•	he is, or at any time during the past three years was, an employee of the company;

•

he or his family member accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions);

•	his family member is, or at any time during the past three years was, an executive officer of the company;

•

he or his family member is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

he or his family member is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•

he or his family member is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Committees

To date, the Company has not established any committees of its Board of Directors, including a compensation committee, nominating committee or an audit committee, although it is permitted to do so under the General Corporation Law of the State of Delaware (the “GCL”) and its by-laws. The Company believes that, until it begins to develop a compensation plan for its officers and directors, a compensation committee is not necessary.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of a registered class of equity securities registered under section 12 of the Exchange Act, to file reports of ownership and changes in ownership of equity securities of the Registrant with the SEC. Officers, directors and greater-than 10% stockholders are required by SEC regulations to furnish the corporations which they serve or in which they hold equity securities with copies of all Section 16(a) forms that they file. Since no class of the Company’s equity securities is registered under Section 12, none of these persons is required to comply with Section 12 with respect to the Company.

EXECUTIVE COMPENSATION

The following table provides certain information for the fiscal years ended December 31, 2012, 2011 and 2010 concerning compensation earned for services rendered in all capacities by the Company’s named executive officers.

SUMMARY COMPENSATION TABLE
Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Oscar Brito, President[1]	2012	$11,250[2]	0	0	0	0	0	0	$11,250
	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
Richard S. Astrom, President[3]	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
[1] President since August 13, 2012.
[2] Not paid, but accrued as debt on the Company’s financial statements.
[3] President until August 13, 2012.

During 2013, Mr. Brito’s salary has not been paid, but has continued to be accrued on the Company’s books.

Equity Awards, Grant Based Awards, Stock Options, Pension Benefits and Deferred Compensation

The Company has never granted equity or grant based awards, stock options or pension benefits and has not entered into any deferred compensation plan or arrangement.

Compensation Analysis

The Company is presently paying nominal compensation to its sole officer and director, Oscar Brito, as described under “Employment Arrangement” on page 38. The Company believes that this compensation is inadequate in light of the compensation that Mr. Brito might be able to obtain from other employers. In particular, the Company believes that adequate compensation for a person with Mr. Brito’s compensation at a company in a similar business and at a like stage of its development would involve a salary of approximately $150,000 per year, a cash bonus and non-cash incentive compensation based on the performance of the company, and stock options; these amounts are substantially in excess of Mr. Brito’s present salary, which is $15,000 per year without any performance based compensation or stock options. The Company recognizes that it needs to develop compensation programs that will provide adequate cash and short- and long-term incentive compensation in order to attract and retain qualified officers and key employees, but the Company has not yet determined what the compensation program is designed to reward; the various elements of compensation; why the Company chooses to pay each element; how it will determine the amount to be paid for each element (or the formula for such payment); and how its decisions regarding that element fit into its overall compensation objectives and affect decisions regarding other elements.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2012, with respect to the holdings of: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock; (2) each of the Company’s directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. This information is as of the above date, except as otherwise indicated. The person named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares. The address of such person is in care of the Company, 888 Brickell Key Drive, Unit 1102, Miami, FL 33131.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership of Common Stock	Percentage of Ownership

Oscar Brito	2,000,000,000	85.64%

All directors and executive officers as a group (1 person)	2,000,000,000	85.64%

Immediately prior to the Merger, Richard S. Astrom owned 10,000,000 shares of the Company’s Series A Preferred Stock, which had 51% of the voting power of the Company. On August 13, 2012, Mr. Astrom exchanged all of these shares and $170,146 of indebtedness to him for a secured promissory note in the amount of $260,000 and $40,000 in cash. (See “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 38.) These shares of Series A Preferred Stock have been canceled.

CERTAIN PROVISIONS OF LAW
AND THE COMPANY’S ORGANIZATIONAL INSTRUMENTS

Elimination of Certain Liabilities of Directors

Section 102 of the GCL permits a corporation to eliminate the personal liability of its directors to it or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director. As a result, a director will be personally liable for monetary damages for any breach of his fiduciary duty as a director only for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the GCL; and

•	any transaction from which he derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against the Company’s directors and may discourage or deter the Company’s stockholders or management from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty, even though such an action, if successful, would have benefited the Company or its stockholders.

Indemnification

Section 145 of the GCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation provides that it may:

A.

indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys ’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the indemnitee is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, the Company will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

indemnify a director, officer, employee, fiduciary or agent of the Company to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

No pending litigation or proceeding involving the Company’s directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of the Company’s directors or executive officers.

Anti-Takeover Effects of Provisions of the GCL and the Company’s Certificate of Incorporation and By-laws

Provisions of the GCL and the Company’s certificate of incorporation and by-laws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Company’s board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for the Company’s stockholders.

Delaware Anti-Takeover Statute. Section 203 of the GCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of 3 years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. The term “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder and the term “interested stockholder” refers to a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. This provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Section 203 permits a corporation to elect in its original certificate of incorporation to elect not to be governed by Section 203, but the Company made no such election. The Company is also not presently governed by Section 203 because the Company does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (in either case, “Section 203 Stock”). Unless the Company’s certificate of incorporation or by-laws are amended by action of the Company’s stockholders expressly electing not to be governed by Section 203, the Company will become subject to Section 203 at the time that it has Section 203 Stock, except that the provisions of Section 203 would not apply to a business combination with an interested stockholder who became an interested stockholder before such time. Such an amendment would be immediately effective if the Company has never had Section 203 Stock (as is presently the case) and have not elected by a provision in an amendment to the Company’s original certificate of incorporation to be governed by Section 203; otherwise it would become effective 12 months after its adoption.

Preferred Stock. Provisions in the Company’s certificate of incorporation relating to the issuance of preferred stock may make a change in control of the Company more difficult, even if the change in control would be beneficial to the Company’s stockholders. In particular, the Company’s board of directors has power to issue up to 10,000,000 shares of preferred stock in series and to determine, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of the Common Stock, without the consent of the holders of the Common Stock. For example, the Company’s board of directors might authorize the issuance of one or more shares of Series A Preferred Stock, which by its terms would outvote all of the shares of Common Stock on any matter, or, if the number of authorized shares of Series A Preferred Stock (which presently comprise all of the authorized shares of preferred stock) were reduced or the series were eliminated, it established and approved the issuance of a new series with like or superior voting powers. Although the ability to issue preferred stock may provide the Company with flexibility in connection with possible acquisitions and other corporate purposes, it could also make it more difficult for a third party to acquire a majority of the Company’s outstanding Common Stock.

Other Material Provisions of the Company’s Certificate of Incorporation and By-laws.

Amendments to the Company’s Certificate of Incorporation. Under the GCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class or series entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the GCL, the holders of the outstanding shares of a class or series of the Company’s capital stock shall be entitled to vote separately as a class or series upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class or series;

•	increase or decrease the par value of the shares of such class or series; or

•	alter or change the powers, preferences or special rights of the shares of such class or series so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of the shares of one or more series of any class of the Company’s capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. The Company’s by-laws provide that any vacancy occurring in the Company’s board of directors for any reason may be filled by a majority of the remaining members of the Company’s board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each of such directors shall hold office until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

Special Meetings of Stockholders. Under the Company’s by-laws, special meetings of stockholders may be called at any time by the chairman of the board of directors or by a majority of the members of the board of directors. The Company’s by-laws further provide that the board of directors shall call a special meeting upon the written request of the record holders of at least 25% of the shares of the Company outstanding and entitled to vote. Under the GCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Cumulative Voting. The GCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the Company’s certificate of incorporation provides otherwise. The Company’s amended certificate of incorporation does not provide for cumulative voting.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Barry J. Miller, Esq., of Farmington Hills, Michigan.

EXPERTS

The financial statements appearing in this Prospectus and registration statement on Form S-1 have been audited by Paritz & Company, P.A., an independent registered public accounting firm, as set forth in their report thereon appearing in this Prospectus and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Registrant or any of its subsidiaries, except that Fidelis Deposit Corporation owns 30,200,000 shares of the Common Stock, which it received at the direction of Barry J. Miller, all of which are included in this Prospectus. Mr. Miller is the indirect sole stockholder of Fidelis Deposit Corporation.

TRANSFER AGENT

The Company’s transfer agent is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117, an SEC registered transfer agent.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with it. We are incorporating by reference into this Prospectus our Current Report on Form 10-Q for the Quarter ended March 31, 2013 (the “Current Report”).

By incorporating the Current Report by reference, we can disclose important information to you by referring you thereto. The Current Report is considered part of this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this Prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of any of any document incorporated in this Prospectus by reference may be obtained free of charge through our website or by contacting us at 888 Brickell Key Dr., Unit 1102, Miami, FL 33131, Attn: President, or by calling (305) 600-0407.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

You should rely only on the information contained in this prospectus supplement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

CONSOLIDATED FINANCIAL STATEMENTS

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Metrospaces, Inc.

We have audited the accompanying consolidated balance sheet of Metrospaces, Inc. as of December 31, 2012 and the related consolidated statement of operations, changes in stockholders’ deficiency and cash flows for the period April 3, 2012 (Inception) to December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not generated any revenues since inception and has no cash on hand to meet its working capital and capital expenditure needs. In addition, the company had a stockholders’ deficiency of $331,277 as of December 31, 2012. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metrospaces, Inc. as of December 31, 2012, and the results of its operations and cash flows for the period April 3, 2012 (Inception) to December 31, 2012 in conformity with accepted accounting principles generally accepted in the United States of America.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
January 30, 2013

Metrospaces, Inc.
(a Development Stage Company)
Consolidated Balance Sheet
December 31, 2012

ASSETS

Assets

Advance payment for real property	665,984
Investment in non-consolidated subsidiary	150,000

Total assets	$815,984

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities

Long term debt related party, net of imputed interest of $45,005	704,995
Notes payable -related parties	413,141
Accrued expenses	16,750
Accrued interest - related party	12,375

Total liabilities	1,147,261

STOCKHOLDERS' DEFICIENCY
Preferred stock, $0.000001 par value,
2,000,000 shares authorized,
0 shares issued and outstanding	-

Common stock, $0.000001 par value,
5,000,000,000 shares authorized,
2,335,233,149 shares issued and outstanding	2,335
Additional paid in capital	39,665
Deficit accumulated during development stage	(373,277)
TOTAL STOCKHOLDERS' DEFICIENCY	(331,277)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	815,984

The accompanying notes are an integral part of these financial statements.

Metrospaces, Inc.
(a Development Stage Company)
Consolidated Statement of Operations
For the period from Inception (April 3, 2012) to December 31, 2012

Revenue	$-

Operating expenses

General and administrative	21,891

Total operating expenses	(21,891)

Interest expense	51,386

Net loss	$(73,277)

Basic and diluted loss per common share	(0.00)

Weighted average number of common shares outstanding	1,184,787,384

The accompanying notes are an integral part of these financial statements.

Metrospaces, Inc.
(a Development Stage Company)
Consolidated Statement of Cash Flows
For the period from inception (April 3, 2012) to December 31, 2012

Cash flows from operating activities
Net loss	$(73,277)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of imputed interest	39,011
Interest accrued to related party	12,375
Salary accrued to related party	11,250
Changes in operating assets and liabilities:
Accrued expenses	5,500

Net cash used in operating activities	(5,141)

Cash flows from financing activities
Proceeds from issuance of common stock	42,000
Repayment of note payable related party	(40,000)
Proceeds from stockholder loans	3,141

Net cash provided by financing activities	5,141

Net change in cash	-

Cash, beginning of period	-

Cash, end of period	$-

Supplemental disclosure of cash flow information

Deposit on Real property acquired for note payable to related party	$665,984

Investment acquired for note payable to related party	$150,000

The accompanying notes are an integral part of these financial statements.

Metrospaces, Inc.
(a Development Stage Company)
Statement of Changes in Stockholders' Deficiency

						DEFICIT ACCUMULATED
					ADDITIONAL	DURING
	PREFERRED STOCK		COMMON STOCK		PAID-IN	DEVELOPMENT
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL
Balance - Inception (April 3, 2012)	-	$-	-	$-	$-	$-	$-

Issuance of common stock			2,000,000,000	2,000	-		2,000

Effect of merger			33,149	-	-	(300,000)	(300,000)

Issuance of common stock in private placement			335,200,000	335	39,665		40,000

Net loss						(73,277)	(73,277)

Balance - December 31, 2012	-	$-	2,335,233,149	$2,335	$39,665	$(373,277)	$(331,277)

The accompanying notes are an integral part of these financial statements.

Metrospaces, Inc.
Notes to Consolidated Financial Statements
December 31, 2012

Note 1 – Business description

Metrospaces, Inc. (the "Company") was incorporated as “Strata Capital Corporation” on December 10, 2007, under the laws of the State of Delaware. Urban Spaces, Inc. (“Urban Spaces”) was incorporated on April 3, 2012, under the laws of the State of Nevada and thereafter formed Urban Properties LLC, a Delaware limited liability company and its 99.9% owned subsidiary (“UPLLC”). Through Urban Spaces and its subsidiaries, the Company builds, sells and manages condominium properties located in Argentina and Venezuela.

Since its incorporation and prior to the merger described below, the Company conducted no operations. Since that merger, it has been engaged in the operations conducted by Urban Spaces, but has not earned any revenue. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise," as set forth in authoritative guidance issued by the Financial Accounting Standards Board. Among the disclosures required are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of Urban Spaces' inception.

Merger

On August 13, 2012, the Company completed a Plan and Agreement of Merger by and among the Company, Strata Acquisition, Inc., a Nevada corporation, and Urban Spaces, whereunder Urban Spaces became the wholly owned subsidiary of the Company and the Company issued 2,000,000,000 shares of its Common Stock to stockholders of the Urban Spaces. Although, as a legal matter, the Company acquired Urban Spaces in the merger, Urban Spaces was considered to be the accounting acquirer, and the merger was accounted for as a reverse merger, with the Urban Spaces being the accounting survivor. Accordingly, the historical financial statements presented are those of Urban Spaces and its subsidiary and do not include the historical financial results of the Company.

In connection with the merger, the then current president and sole director of the Company, entered into an Exchange Agreement, under which 10,000,000 shares of the Company’s Series A Preferred Stock and $170,146 of its indebtedness to him were exchanged for its secured promissory note payable to him in the principal amount of $260,000, which bears interest at the rate of 0.24% per annum, and the payment to him of $40,000 in cash. The promissory note is due on August 13, 2013, is subject to acceleration in the event of certain events of default, contains certain restrictive covenants and is secured by the pledge of the 99.9% of the outstanding shares of Common Stock of Urban Spaces owned by the Company.

Note 2 – Significant accounting policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Real Property

Real property is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Investments in non-consolidated subsidiaries

Investments in non-consolidated entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company's ability to exercise significant influence over the operating and financial policies of the investee. When the equity method is used, investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company's share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

Impairment of Long Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the Company compares the carrying amount of the asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, "Income Taxes." Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity's financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues and has no cash on hand to meet its working capital and capital expenditure needs. In addition, the Company had a stockholders' deficiency of $331,277 as of December 31, 2012. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its shareholders and the attainment of profitable operations. These factors, among others, raise substantial doubt regarding the Company's ability to continue as a going concern. There is no assurance that the Company will be able to generate revenues in the future. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

Note 4 – Advance payment for Real Property

The Company purchased from GBS Capital Partners, Inc. ("GBS"), a related party, the right to receive 9 loft-type condominium units from their builder upon the completion of these units (See note 9). As consideration for this purchase, the Company agreed to pay $750,000 to GBS, without interest (See note 6). The Company has imputed interest on this obligation at the rate of 8% per annum and has recorded the deposit net of such imputed interest at a cost of $665,984. These units will be offered for sale upon their acquisition.

Note 5 – Investment in non-consolidated subsidiary

On December 3, 2012, UPLLC assigned to GBS Fund I, LLC, a Florida limited liability company (the “Fund”), UPLLC’s rights to acquire all of the outstanding shares of Promotora Alon-Bell, C.A., a Venezuelan corporation which owns vacant land located in Venezuela upon which a condominium project is to be constructed. UPLLC had acquired such rights from a stockholder of the Company in exchange for a promissory note in the principal amount of $150,000. (See note 7.) This stockholder had acquired his rights to acquire these shares under an agreement with their holders, pursuant to which he paid them $150,000 in cash. This investment, which represents an interest of 26.32% in the Fund, is being accounted for under the equity method of accounting. The Fund acquired the shares in Promotora Alon-Bell, C.A. on December 16, 2012.

Note 6 – Long Term Debt – Related Party

On April 13, 2012, the Company entered into an agreement to purchase nine condominium units from GBS Capital Partners, a related party of the Company, in exchange for a two year non-interest bearing note payable. Interest has been imputed at a rate of 8% per annum.

The Company has recorded an initial debt discount of $84,016 related to the imputed interest which is being amortized on the effective interest rate method over the term of the note. Interest expense for the period from inception (April 3, 2012) to December 31, 2012, charged to the statement of operations was $39,011.

This obligation matures as follows:

April 15, 2013	$350,000
April 15 2014	$400,000

$750,000

Note 7 – Notes Payable – Related Parties

A $150,000 promissory note payable to a shareholder of the Company incurred for the transfer of an option to purchase the outstanding shares of Promotora Alon-Bell, C.A. (See Note 4), which is due April 20, 2014, and bears interest at the rate of 11% per annum. Interest expense for the period from inception (April 3, 2012) to December 31, 2012 was $12,375.

The $260,000 promissory note payable to the prior president and sole director of the Company (see Note 1), which bears interest at the rate of 0.24% and is due on August 13, 2013. This note is secured by a pledge of all of the shares of the Urban Spaces. This promissory note is subject to acceleration in the event of default and contains certain restrictive covenants, as defined in the agreement.

During the period from the inception of Urban Spaces (April 3, 2012) through December 31, 2012, a stockholder of the Company paid operating expenses of the Company in the amount of $3,141. These amounts were recorded as a loan payable, bearing no interest and due on demand.

Note 8 – Stockholders' Equity

On August 13, 2012, in connection with the merger, the Company issued 2,000,000,000 shares of its Common Stock to the stockholders of Urban Spaces. (See Note 1.)

In connection with the Merger, the Company completed a private placement. 335,200,000 shares of common stock for proceeds of $40,000.

Note 9 – Related Party Transactions

A Company's shareholder is a 33% partner in GBS Capital Partners (see Note 4), the entity from which the Company acquired the deposit of nine condominium units.

The shareholder referred to above is entitled to receive a monthly salary of $1,250. The salary has not been paid and the Company has accrued an amount of $11,250 for the period April 3, 2012 to December 31, 2012, which is reflected in accrued expenses in the accompanying Balance Sheet as December 31, 2012.

See Notes 4 and 6 regarding the assignment of the right to acquire 9 condominium units from an entity in which a stockholder of the Company has an interest.

Note 10 – Income Taxes

The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the period ended December 31, 2012 to the Company's effective tax rate is as follows:

U.S. federal statutory rate	-34.0
State income tax, net of federal benefit	-4.0
Increase in valuation allowance	38.0
Income tax provision (benefit)	0.0

The benefit for income tax is summarized as follows:

Federal:

Current	$-
Deferred	21,000

State and local:

Current	-
Deferred	2,500

Change in valuation allowance	(23,500)

Income tax provision (benefit)	$-

The tax effects of temporary differences that give rise to the Company's net deferred tax assets as of December 31, 2012, are as follows:

Net operating losses	$23,500
Less: valuation allowance	(23,500)

Deferred tax assets	-

As of December 31, 2012, the Company had $62,027 of federal and state net operating loss carryovers ("NOLs") which begin to expire in 2032. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

Note 11 – Subsequent Events

Management has evaluated events occurring after the date of these financial statements through the date that these financial statements were issued. No events occurred that require adjustment to or disclosure in the financial statements.

Dealer Prospectus Delivery Obligation

Until August 12, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to Be Paid

SEC registration fee	$1,143.04
Legal fees and expenses	$4,000.00
Accounting fees and expenses	$5,500.00
Transfer agent fees	$1,500.00
Miscellaneous	$3,500.00
Total	$15,643.04

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “GCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the GCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that it may:

A.

indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the indemnitee is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant ’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, the Registrant will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

indemnify a director, officer, employee, fiduciary or agent of the Registrant to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

No pending material litigation or proceeding involving the Registrant’s directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Registrant is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed hereby in the Securities Act and the Registrant will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Following the consummation of the Merger on October 5, 2012, the Registrant issued 2,000,000,000 shares of Common Stock to the former holder of the common stock of Urban Spaces as merger consideration under the Merger Agreement. On August 10, 2012, the Registrant entered into Securities Purchase Agreements with 9 separate investors, who are the selling stockholders under this Registration Statement, pursuant to which the Registrant issued collectively 335,200,000 shares of the Common Stock at the price of $0.0001193315 per share for an aggregate purchase price of $40,000. Each of the investors other than Fidelis Deposit Corporation, paid in cash for its shares at the aforesaid price. Fidelis’ shares were given in exchange for the legal services.

The shares of Common Stock issued in the above transactions were exempt from registration under Section 4(2) of the Securities Act as sales by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act. These shares of Common Stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates representing such shares contain a legend to that effect.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of August 10, 2012, by and among the Registrant, Strata Acquisition, Inc. and Urban Spaces, Inc.  Incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-1, Registration No. 333-186559.

3.1	Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1, Registration No. 333-166237.
3.2

Certificate of Conversion from Florida corporation to Delaware corporation filed in Florida. Incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-1, Registration No. 333-166237.

3.3

Certificate of Conversion from Florida corporation to Delaware corporation filed in Delaware. Incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-1, Registration No. 333-166237.

3.4	Certificate of Amendment to Certificate of Incorporation dated January 18, 2008. Incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-1, Registration No. 333-166237.
3.5	Certificate of Amendment to Certificate of Incorporation dated March 31, 2010. Incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-1, Registration No. 333-166237.
3.6	Articles of Merger. Incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-1, Registration No. 333-186559.
3.7

Certificate of Amendment to Certificate of Incorporation dated October 26, 2012 and filed October 31, 2012, changing corporate name of the Registrant to Metrospaces, Inc. Incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-1, Registration No. 333-186559.

3.8	Bylaws. Incorporated by reference to Exhibit 3.9 to Registration Statement on Form S-1, Registration No. 333-166237.
5.1	Opinion of Barry J. Miller, Esq. Incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-1, Registration No. 333-186559.
10.1	Form of Stock Purchase Agreement. Incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-1, Registration No. 333-186559.
10.2	Form of Registration Rights Agreement. Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1, Registration No. 333-186559.
10.3

Exchange Agreement, dated as of August 13, 2012, by and between Registrant and Richard S. Astrom. Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1, Registration No. 333-186559.

10.4

Promissory Note, dated August 13, 2012, made by the Registrant in favor of Richard S. Astrom. Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-1, Registration No. 333-186559.

10.5

Pledge Agreement, dated August 13, 2012, made by the Registrant in favor of Richard S. Astrom. Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-1, Registration No. 333-186559.

10.6

Promissory Note, dated April 20, 2012, made by Urban Properties, LLC in favor of Oscar Brito. Incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1, Registration No. 333-186559.

10.7

Assignment of Rights and Obligations between GBS Capital Partners and Urban Properties, LLC, entered into on April 20, 2012. Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-186559).

10.8

Letter Agreement, dated March 22, 2013, between GBS Capital Partners and Urban Properties, LLC. Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-186559).

10.9

Membership Interest Pledge Agreement, dated April 13, 2012, given by Urban Spaces, Inc. to GBS Capital Partners, Inc. Incorporated by reference to Exhibit 10.9 to Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-186559).

10.10

Agreement, entered into on February 10, 2012, between Alonso Francisco Van der Biest and Añez y Ana Belén Espinoza de Van der Biest, on the one hand, and Oscar Antonio Brito Rojas, on the other hand. Incorporated by reference to Exhibit 10.10 to Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-186559).

10.11

Assignment, dated April 20, 2012, from Oscar Brito to Urban Properties, LLC. Incorporated by reference to Exhibit 10.11 to Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-186559).

10.12

Subscription Agreement, dated September 11, 2012, between Urban Properties, L.L.C. and GBS Real Estate Fund I, L.L.C.  Incorporated by reference to Exhibit 10.12 to Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-186559).

10.13

Assignment, dated December 3, 2012, from Urban Properties, L.L.C. to GBS Real Estate Fund I, L.L.C. Incorporated by reference to Exhibit 10.13 to Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-186559).

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-186559).
23.1	Consent of Paritz & Company, P.A. Incorporated by reference to Exhibit 23.1 to Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-186559).
23.2	Consent of Barry J. Miller, Esq. Included in Exhibit 5.1.

Item 17. Undertakings

1.	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)

For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 22, 2013.

METROSPACES, INC.

By: /s/ Oscar Brito
       Oscar Brito
       President

In accordance with the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Oscar Brito	President;	May 22, 2013
Oscar Brito	principal executive officer, acting principal accounting officer; and director